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UNIITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

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☐	Soliciting Material Pursuant to §240.14a-12

SEALY CORPORATION
(Name of Registrant as Specified In Its Charter)
N/A
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SEALY CORPORATION
ONE OFFICE PARKWAY
TRINITY, NORTH CAROLINA 27370

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 14, 2011

March 4, 2011

To our stockholders:

        On behalf of your Board of Directors, we are pleased to invite you to attend the 2011 annual meeting of stockholders of Sealy Corporation. The annual meeting will be held on Wednesday, April 14, 2011 at 9:00 a.m., local time, at the Grandover Resort & Conference Center, 1000 Club Road, Greensboro, North Carolina 27407.

        At the annual meeting, the following items of business will be considered:

  (1)
  Election of the nine directors listed herein to serve until their successors are duly elected and qualified;

  (2)
  Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending November 27, 2011;

  (3)
  An advisory vote on executive compensation;

  (4)
  An advisory vote on the frequency of holding an advisory vote on executive compensation; and

  (5)
  Transact any other business properly brought before the annual meeting and any adjournment or postponement thereof.

        Sealy Corporation's Board of Directors set February 22, 2011 as the record date for the annual meeting. This means that owners of record of shares of Sealy common stock, par value $0.01 per share, at the close of business on that date are entitled to receive notice of, to attend, and to vote at the annual meeting and any adjournment or postponements of the annual meeting.

        The Company is pleased to take advantage of the Securities and Exchange Commission (the "SEC") rules that allow issuers to furnish proxy materials to their shareholders on the Internet. We are mailing to our shareholders a Notice of Internet Availability of Proxy Materials (the "Internet Availability Notice") instead of a paper copy of this proxy statement. The Company believes these rules allow it to provide you with the information you need while lowering the cost of delivery and reducing the environmental impact of the Annual Meeting. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Internet Availability Notice.

        We urge each stockholder to vote your shares using the internet or the telephone by following the instructions in your Internet Availability Notice or your proxy card, or if you requested a paper copy of this proxy statement, you may vote your shares by signing and returning the proxy card you received with those papers.

Sincerely,

Michael Q. Murray Senior Vice President, General Counsel & Secretary

i

ii

SEALY CORPORATION
ONE OFFICE PARKWAY
TRINITY, NORTH CAROLINA 27370

PROXY STATEMENT
For the Annual Meeting of Stockholders to be Held on
April 14, 2011

GENERAL INFORMATION ABOUT SEALY'S ANNUAL MEETING

        We are providing this proxy statement in connection with the solicitation by the Board of Directors of Sealy Corporation ("Sealy") of proxies to be voted at our 2011 annual meeting of stockholders and at any adjournment or postponement of the annual meeting. You are cordially invited to attend the annual meeting, which will be held at the Grandover Resort & Conference Center, 1000 Club Road, Greensboro, North Carolina 27407, on Thursday, April 14, 2011 at 9:00 a.m. local time. For directions to our annual meeting, please call the Grandover Resort and Conference Center at (336)294-1800 or visit its website at www.grandover.com.

Stockholders Entitled to Vote

        The record date for the annual meeting is February 22, 2011. Only stockholders of record as of the close of business on that date are entitled to notice of and to vote at the annual meeting. On February 22, 2011, there were 98,046,516 shares of common stock outstanding. The approximate date on which we are first sending this proxy statement and accompanying proxy card is March 4, 2011.

Required Vote

        The presence in person or by proxy of the holders of a majority of the shares outstanding on the record date is necessary to constitute a quorum for the transaction of business at the annual meeting. Each stockholder is entitled to one vote, in person or by proxy, for each share of common stock held as of the record date on each matter to be voted on. Abstentions and broker non-votes are included in determining whether a quorum is present. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner. Under current New York Stock Exchange ("NYSE") rules, your broker will be able to vote those shares for the ratification of the appointment of Deloitte & Touche LLP but will not have discretionary authority to vote your shares at the Annual Meeting on the proposals relating to the election of directors, the advisory vote on executive compensation and the advisory vote on the frequency of holding an advisory vote on executive compensation.

        Directors will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the annual meeting. Thus, an abstention will have no effect on the outcome of the vote on election of directors at the annual meeting. For the ratification of the appointment of Deloitte & Touche LLP, the affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote at the annual meeting is required. Abstentions will be counted as votes against the ratification of the appointment of Deloitte & Touche LLP. While the Board of Directors intends to carefully consider the shareholder's vote resulting from the advisory vote on executive compensation, the final vote will not be binding on us and is advisory in nature. In the vote on the frequency of holding an advisory vote on executive compensation, the option (one year, two years or three years) that receives the highest number of votes cast by stockholders will be the frequency that has been selected by stockholders. However, as this is an advisory vote, the result will not be binding on our Board of Directors. Our Compensation Committee will consider the outcome of the vote when determining how often the Company should submit to stockholders an advisory vote to approve the compensation of its named executive officers.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

        Important Notice Regarding the Availability of Proxy Materials for the Stockholder Annual Meeting to be held on April 14, 2011.

        Our Proxy Statement and Annual Report on Form 10-K, as well as any amendments to the foregoing materials that are required to be furnished to shareholders are available at www.envisionreports.com/ZZ.

 BOARD RECOMMENDATIONS AND APPROVAL REQUIREMENTS

        Delaware law and Sealy's certificate of incorporation and by-laws govern the vote on each proposal. The Board of Directors' recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board of Directors' recommendations and approval requirements are:

PROPOSAL 1.    ELECTION OF DIRECTORS

        The first item to be voted on is the election of the nine directors listed herein to serve until their successors are duly elected and qualified. The Board of Directors has nominated nine people as directors, all of whom are currently serving as directors of Sealy.

        You may find information about these nine nominees, beginning on Page 5.

        You may vote in favor of all the nominees, withhold your votes as to all nominees, or withhold your votes as to specific nominees. Assuming a quorum, each share of common stock may be voted for as many nominees as there are directors to be elected. Directors will be elected by a plurality of the votes cast. Stockholders may not cumulate their votes. Abstentions and broker non-votes will have no effect on the outcome of the vote on election of directors at the annual meeting.

The Board of Directors unanimously recommends a vote FOR each director nominee.

PROPOSAL 2.    RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The second item to be voted on is the ratification of the appointment of Deloitte & Touche LLP as Sealy's independent registered public accounting firm for the fiscal year ending November 27, 2011.

        You may find information about this proposal beginning on Page 9.

        You may vote in favor of the proposal, vote against the proposal or abstain from voting. Assuming a quorum, the proposal will pass if approved by a majority of the shares present in person or represented and entitled to vote on the matter. Abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the outcome of the vote.

        The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as Sealy's independent registered public accounting firm.

PROPOSAL 3.    ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The third item to be voted on is an advisory vote on executive compensation.

        You may find information about this proposal beginning on Page 9.

        You may vote in favor of the proposal, vote against the proposal or abstain from voting. While the Board of Directors intends to carefully consider the shareholder's vote resulting from the advisory vote on executive compensation, the final vote will not be binding on us and is advisory in nature.

        The Board of Directors unanimously recommends a vote FOR approval of the compensation paid by the Company to its named executive officers.

PROPOSAL 4.    ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The fourth item to be voted on is an advisory vote on the frequency of holding an advisory vote on executive compensation.

        You may find information about this proposal beginning on Page 10.

        This proposal is required pursuant to Section 14A of the Securities Exchange Act. Under this proposal you may vote to have a shareholder advisory vote on executive compensation every year, every two years or every three years. While the Board of Directors intends to carefully consider the shareholder's vote resulting from the advisory vote on executive compensation, the final vote will not be binding on us and is advisory in nature.

        The Board of Directors unanimously recommends that you vote "THREE YEARS with respect to the advisory vote to determine the frequency of shareholder votes on executive compensation.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

        The Board of Directors is not aware of any other business to be presented for a vote of the stockholders at the annual meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

PROXIES AND VOTING PROCEDURES

        Your vote is important and you are encouraged to vote your shares promptly.

How Proxies are Voted

        Voting on the Internet.    You may vote electronically before the Annual Meeting online by following the instructions in the Internet Availability Notice.

        Voting by Telephone.    You may vote before the Annual Meeting by following the instructions in the Internet Availability Notice or on the proxy card, if you have requested paper copy of the proxy materials.

        Voting By Mail.    If you do not want to vote electronically before the annual meeting you may request printed copies of the proxy materials by following the instructions on the Internet Availability Notice and then may vote by completing and returning the proxy card in the envelope provided with those materials, before the annual meeting.

        Voting In Person.    You may vote in person by attending the annual meeting and voting your shares. If you are a beneficial owner of shares held in a street name and you wish to vote in person at the annual meeting, you must obtain a legal proxy from the organization that holds your shares. Please contact that organization for instructions regarding obtaining a legal proxy.

        Each proxy will be voted as directed. However, if a proxy solicited by the Board of Directors does not specify how it is to be voted, it will be voted as the Board of Directors recommends—that is, FOR the election of the nine nominees for director named in this proxy statement, FOR the ratification of the appointment of Deloitte & Touche LLP as Sealy's independent registered public accounting firm for fiscal year ending November 27, 2011, FOR the approval of the Executive Compensation as disclosed in this Proxy Statement, and for a "THREE YEARS" with respect to how frequently an advisory vote on executive compensation for our Named Executive Officers should occur. If any other matters are properly presented at the annual meeting for consideration, such as consideration of a motion to adjourn the annual meeting to another time or place, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the annual meeting.

How to Revoke or Change Your Proxy

        Your proxy is revocable. If you submit a proxy and then wish to change your vote or vote in person at the annual meeting, you will need to revoke the proxy that you have submitted. You can revoke your proxy at any time before it is voted by delivery of a properly executed, later-dated proxy or a written revocation of your proxy. A later-dated proxy or written revocation must be received before the annual meeting by the Corporate Secretary of Sealy, Michael Q. Murray, at One Office Parkway, Trinity, North Carolina 27370, or it must be delivered to the Corporate Secretary at the annual meeting before proxies are voted. You will be able to change your proxy as many times as you wish prior to its being voted at the annual meeting. The last proxy received chronologically will supersede any prior proxies.

Method and Cost of Proxy Solicitation

        This proxy solicitation is being made on behalf of Sealy. The expense of preparing, printing and mailing this proxy statement is being paid by Sealy. Proxies may be solicited by officers, directors and employees of Sealy in person, by mail, telephone, facsimile or other electronic means. We will not specially compensate those persons for their solicitation activities. We have hired Georgeson Shareholder Communications to distribute and solicit proxies. We will pay Georgeson Shareholder Communications a fee of $1,700, plus reasonable expenses, for these services. In accordance with the regulations of the Securities and Exchange Commission and the New York Stock Exchange, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expense incurred in sending proxies and proxy materials to beneficial owners of our common stock.

Stockholder Proposals and Director Nominations for the 2012 Annual Meeting

        Any proposal to be presented at our 2012 Annual Meeting of Stockholders must be received at the Company's principal office no later than November 4, 2011, in order to be considered for inclusion in the Company's proxy materials for such annual meeting. Any such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act of 1934, as amended (the "Exchange Act"), and be submitted in writing and addressed to the attention of the Corporate Secretary at One Office Parkway, Trinity, North Carolina 27370.

        In accordance with our by-laws, proposals of stockholders (excluding nominations of directors) intended to be presented at our 2012 Annual Meeting of Stockholders without inclusion of such proposals in our proxy statement and form of proxy relating to that annual meeting must be received by us at our principal executive office (listed above) not less than sixty days nor more than ninety days prior to the annual meeting; provided, that in the event that less than seventy days notice or prior public announcement of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the tenth day following the date on which such notice of the date of the annual meeting was mailed or such public announcement was made.

        In accordance with our by-laws, in order for a stockholder to nominate a person for election to the Board of Directors at our 2012 Annual Meeting of Stockholders, nominations must be received by us at our principal executive office (listed above) not less than sixty days nor more than ninety days prior to the meeting; provided, however, that, in the event that the date of the 2012 Annual Meeting of Stockholders is changed by more than 30 days, from the anniversary date of the 2011 Annual Meeting, notice must be received not later than the 10th day following the earlier of the day on which notice of the date of the 2012 Annual Meeting of Stockholders was mailed or public announcement of the date of the 2012 Annual Meeting of Stockholders was first made.

PROPOSAL ONE
ELECTION OF DIRECTORS

        The first agenda item to be voted on is the election of nine directors to serve until their successors are duly elected and qualified.

General Information

        The Board of Directors currently consists of nine directors. Directors are generally elected for one-year terms. The term of office for all current directors expires at the annual meeting and thereafter until the person's successor has been duly elected and qualified.

        This year's nominees have been nominated to serve for a one-year term expiring at the 2012 Annual Meeting of Stockholders and thereafter until the person's successor has been duly elected and qualified. We have inquired of the nominees and determined that they will serve if elected. If, for any reason, any nominee becomes unavailable for election and the Board of Directors selects a substitute nominee, the proxies will be voted for the substitute nominee selected by the Board of Directors. The Board of Directors has no reason to believe that any of the named nominees is not available or will not serve if elected.

        All of the nominees are current directors of Sealy. A description of the background of each director nominee is set forth below.

Nominees for Election at the 2011 Annual Meeting of Stockholders

Name	Age	Position
Simon E. Brown	40	Director
Deborah G. Ellinger	52	Director
James W. Johnston	64	Director
Gary E. Morin	61	Director
Dean B. Nelson	52	Director
Paul J. Norris	63	Director, Non-Executive Chairman
John B. Replogle	45	Director
Richard W. Roedel	61	Director
Lawrence J. Rogers	62	Director, President & CEO

        Simon E. Brown.    Mr. Brown, age 40, has been with Kohlberg, Kravis Roberts & Co. L.P ("KKR") since 2003. He currently heads KKR's Consumer Products & Services team in North America. Prior to joining KKR, Mr. Brown's experience in the private equity industry included working at: Madison Dearborn Partners, Thomas H. Lee Company and Morgan Stanley Capital Partners. He holds a B.Com, First Class Honours, from Queen's University and an M.B.A. with High Distinction from Harvard Business School, where he was a Baker Scholar and a John Loeb Fellow. Mr. Brown currently serves on the Board of Directors of the Nielsen Company, which measures and provides information on media consumption. He previously served on Sealy's Board of Directors during 2004 and 2005 and rejoined our Board of Directors in November 2010.

  Key Qualifications—Mr. Brown, as a result of his current position as head of KKR's Consumer Products & Services team in North America, has an extensive background in dealing with the opportunities and challenges facing consumer product companies. He has broad knowledge of Sealy from his involvement with the Company in 2004 and 2005. As a result of his experience working in the private equity business with a wide range of companies, he also brings to our board valuable insight into company management and financial issues.

        Deborah G. Ellinger.    Ms. Ellinger, age 52, is currently an advisor to Catterton Partners, with whom she has worked since 2004. As part of her responsibilities she served as the President of Restoration Hardware as well as the Chief Executive Officer of Old Mother Hubbard/Wellness Pet Food. Prior to her work with Catterton, Ms. Ellinger was the Executive Vice President, Strategy and Business Development for CVS Caremark Corporation, the largest pharmacy health care provider in the United States. She has also held senior level positions at Staples, Inc. and The Boston Consulting Group Inc., and began her career with Mellon Financial Corporation. Ms. Ellinger serves on the Board of Directors of National Life Group, a financial services holding company with subsidiaries in life insurance and asset management. Ms. Ellinger qualified as a Barrister-at-Law in London, where she is affiliated with the Inner Temple, and has an MA and BA in Law and Mathematics from the University of Cambridge in England. She has been a director of our company since September 2010.

  Key Qualifications—Ms. Ellinger brings to our board first hand experience in successfully leading and managing several significant consumer products and retailing companies. She has a broad background including, general management, strategy, business development and law. Her significant knowledge and experience in consumer products and retailing provides valuable insights for our board.

        James W. Johnston.    Mr. Johnston, age 64, has been President and Chief Executive Officer of Stonemarker Enterprises, Inc., a consulting and investment company, since 1996. Mr. Johnston was Vice Chairman of RJR Nabisco, Inc., a diversified manufacturer of consumer products, from 1995 to 1996. He also served as Chairman and CEO of R. J. Reynolds Tobacco Co. from 1989 to 1995, Chairman of R. J. Reynolds Tobacco Co. ("Reynolds") from 1995 to 1996 and Chairman of R. J. Reynolds Tobacco International from 1993 to 1996. Mr. Johnston served on the board of RJR Nabisco, Inc. and RJR Nabisco Holdings Corp. from 1989 to 1996. From 1984 until joining Reynolds, Mr. Johnston was Division Executive, Northeast Division, of Citibank, N.A., a subsidiary of Citicorp, where he was responsible for Citibank's New York Banking Division, its banking activities in upstate New York, Maine and Mid-Atlantic regions, and its national student loan business. Mr. Johnston is also a member of the Board of Directors of Snyders-Lance, Inc., a snack food company. He has been a director of our company since March 1993.

  Key Qualifications—Mr. Johnston possesses significant first hand experience in leading a major consumer products company. He is very knowledgeable regarding general management, sales marketing and human resource matters. He also has extensive knowledge of Sealy, our Board of Directors and our industry, having now served on our Board of Directors for almost 18 years.

        Gary E. Morin.    Mr. Morin, age 61, was the Vice President and Chief Financial Officer of Lexmark International, Inc., a laser and ink jet printer and supplies company, from 1996 to 2000 and Executive Vice President and Chief Financial Officer from 2000 to 2005, where in addition to corporate finance functions, he was responsible for Lexmark's corporate communications, strategy and security functions. He retired in 2006 as Executive Vice President. Prior to joining Lexmark he held senior financial and operating positions with Huffy Corporation and Tambrands Inc and General Foods Corporation. He currently serves on the Board of Directors and is Chairman of the Compensation

Committee of Citrix Systems, Inc., a leading provider of virtual computing solutions, and was also a director, on the Audit Committee and was Chairman of the M&A Committee of infoGROUP Inc., a leading provider of business and consumer databases until July 2010 at which time the company was sold. He has been a director of our company since July 2006.

  Key Qualifications—Mr. Morin brings to our Board of Directors extensive experience as a senior manager of several consumer products manufacturing companies. Beyond his financial expertise, he has had wide ranging responsibilities, including finance, operations, communications, strategy, security and risk management. He also has had valuable experience with public company boards and board committees.

        Dean B. Nelson.    Mr. Nelson, age 52, is a partner at KKR has been Chief Executive Officer of KKR Capstone, the operational arm of KKR, since March 2000. He is also Chairman, CEO, President and a director of PRIMEDIA Inc., a targeted media company. From August 1985 to February 2000, Mr. Nelson was employed by Boston Consulting Group, Inc., a strategic consulting firm, where he was a Senior Vice President from December 1998 to February 2000 and held various other positions from August 1985 to November 1998. He has been a director of our company since April 2004.

  Key Qualifications—Mr. Nelson, having worked for Boston Consulting Group for 15 years and now as the Chief Executive Officer of Capstone Consulting, has a range of strategic consulting experience which gives him a broad perspective on strategic, operational and tactical issues from a number of diverse businesses and industries. Having been involved with us for over 6 years, he has developed a deep understanding of our business and our industry which allows him to continually provide our board and the Company with valuable insights into our strategy, operations, products, customers, marketing, business and industry.

        Paul J. Norris.    Mr. Norris, age 63, was elected as our Non-Executive Chairman in March 2008. He was the non-executive Chairman of W.R. Grace & Co., a specialty chemical and materials company, from May 2005 until January 2008, and has performed advisory services for KKR since 2001. He was Chief Executive Officer of W.R. Grace from 1998 through May 2005 and was also Chairman of W.R. Grace from 1999 through May 2005 (W.R. Grace filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code in April 2001). Mr. Norris was a senior executive at AlliedSignal Inc. (now known as Honeywell) from 1989 through 1998 and from 1981 through 1989 he served in various senior management positions with Englehard Corporation, a then public specialty chemicals and materials company which was acquired in 2006 by BASF SE (a German chemical company). He currently serves on the Board of Directors of Nalco Corporation, a water, energy, air and process technologies and service company and FMC Corporation, a diversified chemical company. He has been a director of our company since January 2006.

  Key Qualifications—Mr. Norris brings to our Board of Directors lengthy senior management experience as a chief executive officer and senior manager of major public companies. He possesses significant knowledge and experience in corporate management, compensation, operations, purchasing, negotiation, public company governance and board practices.

        John B. Replogle. Mr. Replogle, age 45, has been elected to become on March 7, 2011 the Chief Executive Officer and President of Seventh Generation, a manufacturer and distributor of sustainable household products. Previously, from January 2006, he was President and Chief Executive Officer of Burt's Bees, Inc. Prior to Burt's Bees, he was with Unilever where he served as the General Manager of Unilever's Skin Care division from 2003 until 2006. Prior to Unilever, Mr. Replogle worked for Diageo, Plc for seven years in a number of different capacities including President of Guinness Bass Import Company, Managing Director of Guinness Great Britain as well as multiple roles in marketing, sales and strategy. He started his career with the Boston Consulting Group. Mr. Replogle has a Master of Business Administration degree in General and Entrepreneurial Management from Harvard Business

School and a Bachelor of Arts degree in Political Science from Dartmouth College. He has been a director of our company since September 2010.

  Key Qualifications—Mr. Replogle for the past fifteen years has held major positions including the titles of Chief Executive Officer, President, Managing Director and General Manager at several companies that produce well recognized consumer products. Beyond general management he has experience in marketing, sales and strategy. His experience provides our Board of Directors with valuable insight into a broad range of consumer product and management issues.

        Richard W. Roedel.    Mr. Roedel, age 61, is currently a director and Chairman of the Audit Committee of both Brightpoint, Inc., which provides end-to-end supply chain solutions to the wireless industry and Lorillard, Inc., a tobacco company. He is also a director and Audit Committee member for IHS, Inc., a leading source of information and insight, Luna Innovations Incorporated, which develops and manufactures new-generation products for the healthcare, telecommunications, energy and defense markets and, in December 2010, became a director and Audit Committee member of Six Flags Entertainment Corp., a regional theme park operator. From 1985 through 2000, Mr. Roedel was employed by the accounting firm BDO Seidman LLP, the U.S. member firm of BDO International, as an Audit Partner, being promoted in 1990 to Managing Partner in Chicago, and then to Managing Partner in New York in 1994, and finally in 1999 to Chairman and Chief Executive. Mr. Roedel joined the Board of Directors of Take-Two Interactive Software, Inc., a publisher of video games, in November 2002 and served in various capacities with that company through June 2005 including Chairman and Chief Executive Officer. Mr. Roedel is a director of the Association of Audit Committee Members, Inc., a non-profit association of audit committee members dedicated to strengthening the audit committee by developing best practices and Broadview Network Holdings, Inc, a private company which provides network- based business communications. Mr. Roedel has a B.S. degree in accounting and economics from The Ohio State University and is a Certified Public Accountant. He has been a director of our company since August 2006.

  Key Qualifications—Mr. Roedel brings to our Board his significant experience in public accounting having been with BDO Seidman LLP and its predecessor firm for thirty years and having served as its Chairman and Chief Executive. He has extensive service on public company boards and committees and has been deeply involved in efforts to strengthen audit committees by developing best practices. His broad experience with diverse business, financial background, audit committee/financial expertise and knowledge of our Company make him a very valuable member of our Board.

        Lawrence J. Rogers.    Mr. Rogers, age 62, has been President and Chief Executive Officer of Sealy Corporation since July 2008. He had been Interim Chief Executive Officer of the Company from March 2008 through July 2008. From December 15, 2006 through March 12, 2008, Mr. Rogers served as the President, North America of the Company. Prior to that, he was President, Sealy International. Since joining us in 1979, Mr. Rogers has served in numerous other capacities within our operations, including President of Sealy of Canada. He has been a director of our company since September 2010.

  Key Qualifications—As our President and Chief Executive Office Mr. Rogers leads our senior executive team and brings to the Board an in-depth knowledge of our Company and our industry. His over 30 year career with Sealy in a broad range of roles enables him to provide the Board with critical insights into all aspects of our business, industry and the environment in which we compete.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED ABOVE.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The second agenda item to be voted on is the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending November 27, 2011.

        The audit committee of the Board of Directors has appointed Deloitte & Touche LLP to audit our consolidated financial statements for the fiscal year ending November 27, 2011. We are asking our stockholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Although stockholder ratification of the appointment is not required, the Board of Directors is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate practice.

        Even if the appointment is ratified, the audit committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Sealy and our stockholders. If the appointment is not ratified by our stockholders, the audit committee will reconsider the appointment.

        A representative of Deloitte & Touche LLP is expected to attend the annual meeting and be available to respond to appropriate questions. The representative will be afforded an opportunity to make a statement, if he or she desires to do so.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE, LLP AS SEALY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL THREE
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The third item to be voted on is an advisory vote on executive compensation.

        While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature. The language of the resolution is as follows:

  "RESOLVED, that the stockholders approve the compensation of the Company's named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption "EXECUTIVE COMPENSATION" of this proxy statement."

        In considering their vote, stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which describes the Company's executive compensation program and the decisions made by the Compensation Committee in 2010 in more detail. In particular, stockholders should note the following:

  •
  Our compensation program ties pay with performance, as indicated by the decrease in total compensation for each of the named executive officers for Fiscal 2010, when the Company's financial performance was less than the Company's targeted performance level;

  •
  With the committee membership changes that occurred in Fiscal 2010 all members of the Compensation Committee are now independent directors;

  •
  The Compensation Committee established share ownership guidelines for the Company's executive officers;

  •
  The Compensation Committee adopted a claw-back policy allowing the Company to recover compensation from senior managers involved in SEC or financial misreporting, fraud or other violations; and

  •
  The Compensation Committee has retained an independent compensation consultant that does not perform services for the Company.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES, AND THE RELATED DISCLOSURES CONTAINED IN THE PROXY STATEMENT SET FORTH UNDER THE CAPTION "EXECUTIVE COMPENSATION" OF THIS PROXY STATEMENT. PROXIES WILL BE VOTED "FOR" APPROVAL OF THE PROPOSAL UNLESS OTHERWISE SPECIFIED.

 PROPOSAL FOUR

ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON
EXECUTIVE COMPENSATION

        The fourth item to be voted on is an advisory vote on the frequency of holding an advisory vote on executive compensation.

        In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Act) and the related rules of the SEC, we are including in the proxy statement a separate resolution subject to shareholder vote to determine, in a non-binding vote, whether a shareholder vote to approve the compensation of our named executive officers (that is, a vote similar to the non-binding vote in Proposal No. 3 immediately above) should occur every one, two or three years.

        In considering their vote, stockholders may wish to review with care the information presented in connection with proposal No. 3, immediately above, and the information on Sealy's compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 21-29, as well as the discussion regarding the Compensation Committee on page 13.

        In addition, stockholders should note the following:

  •
  The ultimate goal of corporate performance is to increase long-term shareholder value;

  •
  In support of our long term view, the largest compensation component for our named executive officers is equity compensation which currently operates on a three or four year cycle;

  •
  A vote every three years will give the Compensation Committee sufficient time to fully analyze the Company's compensation program (as compared to the Company's performance over that period) and to implement necessary changes;

  •
  Three years will also provide the time necessary for implemented changes to take effect and the effectiveness of such changes to be properly assessed; and

  •
  A three year cycle will provide shareholders sufficient time to meaningfully evaluate our short and long term compensation strategies and related business outcomes of the Company.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE ON PROPOSAL FOUR TO HOLD AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY "THREE YEARS".

OTHER MATTERS

        As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the annual meeting for action by stockholders, proxies in the enclosed form returned to Sealy will be voted in accordance with the recommendation of the Board of Directors, or in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

CORPORATE GOVERNANCE AND RELATED MATTERS

Director Independence

        Prior to October 7, 2009, KKR beneficially owned and had the right to vote over 50% of the outstanding shares of our common stock. As a result, we availed ourselves of the "controlled company" exception under the NYSE rules which eliminated the requirements that we have a majority of independent directors on our Board of Directors, compensation committee and nominating/corporate governance committee. Prior to October 7, 2009, we had a compensation committee with only one independent director and a nominating/corporate governance committee composed entirely of non-independent directors. At all times since March 2007, which was within one year of our April 2006 initial public offering, we have had an audit committee consisting of three members who are independent directors.

        After October 7, 2009, as a result of some of our May 2009 senior secured convertible notes being converted into shares of our common stock, KKR beneficially owned and had the right to vote less than 50% of the outstanding shares of our common stock. As a result, we could no longer avail ourselves of the "controlled company" exception under the NYSE's rules. Starting on October 7, 2009, we complied with the NYSE's transition rules for a company which is no longer a "controlled company". Shortly after October 7, 2009 we added an independent director to the nominating/corporate governance committee. On January 4, 2010 (within 90 days of the loss of the controlled company exemption) our compensation committee and nominating/corporate governance committees each had a majority of independent directors as members. By October 7, 2010 (one year after the loss of the controlled company exemption) a majority of our directors are independent and our audit, compensation and nominating/corporate governance committees only have members who are independent directors.

        The nominating/corporate governance committee of the Board of Directors has determined that Deborah G. Ellinger, James W. Johnston, Gary E. Morin, John B. Replogle and Richard W. Roedel are independent directors within the meaning of applicable NYSE listing standards and the applicable provisions of the Securities Exchange Act of 1934, as amended. When making "independence" determinations, the nominating/corporate governance committee and the Board of Directors shall broadly consider all relevant facts and circumstances, as well as any other facts and considerations specified by the NYSE, by law or by any rule or regulation of any other regulatory body or self-regulatory body applicable to Sealy. When assessing the materiality of a director's relationship with Sealy, the Board of Directors considers the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. During Fiscal 2010 the company did not make charitable contributions to any organization where a director serves as an executive officer.

Meetings of the Board of Directors

        The Board of Directors is required to meet at least four times annually, or more frequently as circumstances dictate. The Board of Directors met six times in fiscal 2010 either in person or by telephone. All directors are expected to participate, whether in person or by telephone, in all board meetings. Each director attended at least 75% of all Board of Directors and applicable committee meetings held in fiscal 2010 during the time that such person served as a director or on a committee, except Mr. Replogle. Mr. Replogle only missed one fiscal 2010 Board or Committee meeting after becoming a director on September 28, 2010. However, his attendance in 2010 was less than 75% since less than a total of four such meetings were held during the period that he was a director in fiscal 2010. The Company does not have a formal policy with respect to attendance by our directors at our annual meeting of the shareholders. All directors are encouraged to attend the Company's annual shareholders meetings. All of our directors did attend the 2010 annual meeting of stockholders held on April 14, 2010.

Audit Committee

        Our audit committee currently consists of Richard W. Roedel, Deborah G. Ellinger, and Gary E. Morin. Mr. Roedel is the chairperson of the audit committee. The Board of Directors has determined that all members of the audit committee are financially literate and meet the independence and expertise requirements mandated by the applicable New York Stock Exchange listing standards, Section 10A(m)(3) of the Exchange Act and our independence standards. Mr. Roedel and Mr. Morin have each been designated by the Board of Directors as an "audit committee financial expert". Mr. Roedel currently serves on the audit committees of five other public companies and is the Chairman of two of those audit committees. The nominating/corporate governance committee and the Board of Directors reviewed Mr. Roedel's obligations as a member of other audit committees in accordance with New York Stock Exchange rules and determined that his simultaneous service on those other audit committees does not impair his ability to effectively serve on Sealy's audit committee.

        Our audit committee is responsible for (1) selecting the independent auditors, (2) approving the overall scope of the audit, (3) monitoring the integrity of our financial statements, and internal controls over financial reporting, (4) the independent accountant's qualifications and independence, including annual review of the independent auditor's report describing the audit firm's internal quality control procedures, and any material issues raised by the most recent quality control review or peer review, and the PCAOB Inspection Report, (5) oversight and evaluation of the performance of the independent accountants and our internal audit function, (6) compliance with respective legal and regulatory requirements, (7) review of earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (8) risk assessment and risk management, (9) meeting separately, periodically, with management, internal auditors and the independent auditor, (10) reviewing with the independent auditor any audit problems or difficulties and managements' response, (11) setting clear hiring policies for employees or former employees of the independent auditors, (12) handling such other matters that are specifically delegated to the audit committee by the Board of Directors from time to time and (13) reporting regularly to the full Board of Directors.

        The audit committee has adopted a formal policy concerning the pre-approval of audit and non-audit services to be provided by our independent registered public accounting firm. The policy requires that all services to be performed by Deloitte & Touche LLP, including audit services, audit-related services and permitted non-audit services, be pre-approved by the audit committee. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a budget. Specific services being provided by the independent accountants are regularly reviewed in accordance with the pre-approval policy and the audit committee may pre-approve particular services on a case-by-case basis. The audit committee has delegated the authority to grant pre-approvals to Mr. Roedel, the audit committee chair, when the full audit committee is unable to do so. At each subsequent audit committee meeting, the audit committee reviews these pre-approvals, receives updates on the services actually provided by the independent accountants, and management may present additional services for approval. For fiscal 2010, the audit committee pre-approved all audit, audit-related and non-audit services performed by Deloitte & Touche LLP.

        Our audit committee is required to meet at least four times annually, or more frequently as circumstances dictate. The committee met eight times in fiscal 2010.

        Our Board of Directors has adopted a written charter for the audit committee, which is available on our website at www.sealy.com in the "Investor Relations—Corporate Governance" section, and upon written request by our stockholders at no cost.

Compensation Committee

        Our compensation committee currently consists of James W. Johnston, Gary Morin and Deborah G Ellinger. Mr. Johnston is the chairperson of the compensation committee. Our nominating/corporate governance committee has determined that all the current members of our compensation committee meet the NYSE's independence standards, which are the standards the committee uses. During fiscal 2010 prior to October 7, 2010, Mr. Norris, who was determined by our nominating/corporate governance committee to not be an independent director, was a member of the compensation committee. The fact that our compensation committee was composed of a majority of independent directors during fiscal 2010 prior to October 7, 2010 was permitted by the NYSE transition rules for a formerly "controlled company". For more information on director independence and the NYSE transition rules for a formerly "controlled company" see "Director Independence" beginning on page 11.

        The compensation committee operates pursuant to a charter which delegates responsibility for the compensation and benefits of Sealy's executive officers and other members of senior management to the compensation committee. The compensation committee is primarily responsible for:

  •
  discharging the responsibilities of the Board of Directors to the stockholders, potential stockholders and investment community with respect to our compensation and benefit programs and compensation of our executives; and

  •
  producing an annual report on executive compensation for inclusion in our annual proxy statement, in accordance with applicable NYSE, Securities and Exchange Commission and other regulatory bodies.

        Our compensation committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with the CEO on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans and (6) such other matters that are specifically delegated to the compensation committee by the Board of Directors from time to time. Pursuant to its charter, our compensation committee is responsible for management continuity and succession plans related to the CEO and other executive officer positions. At least annually, the compensation committee reviews management performance and succession plans for senior management.

        Our compensation committee is required to meet at least two times annually or more frequently, as circumstances dictate. Our compensation committee met five times in fiscal 2010.

        Our Board of Directors has adopted a written charter for the compensation committee, which is available on our website at www.sealy.com in the "Investor Relations—Corporate Governance" section and upon written request by our stockholders at no cost. While the Compensation Committee has authority under its charter to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee, it did not do so during fiscal year 2010.

Compensation Committee Interlocks and Insider Participation

        The compensation levels of our executive officers are currently determined by the compensation committee as described in this proxy statement. None of the members of Sealy's compensation committee during fiscal 2010 or as of the date of this proxy is or has been an officer or employee of Sealy. None of our executive officers has served on the compensation committee or board of any company that employed any member of Sealy's compensation committee or Sealy's Board of Directors.

Nominating/Corporate Governance Committee

        Our nominating/corporate governance committee currently consists of Gary E. Morin, James W. Johnston, John B. Replogle, and Richard W. Roedel. Our nominating/corporate governance committee has determined that all the current members of our compensation committee meet the NYSE's independence standards. During fiscal 2010 prior to October 7, 2010 Mr. Nelson, who is not an independent director, was a member and chairman of the compensation committee. The structure of our nominating/corporate governance committee during fiscal 2010 prior to October 7, 2010, in that it was composed of a majority of independent directors, was also permitted by the NYSE transition rules for a formerly "controlled company". Mr. Morin is currently the chairperson of the nominating/corporate governance committee. For more information on director independence and the NYSE transition rules for a formerly "controlled company" see "Director Independence" beginning on page 11.

        The nominating/corporate governance committee is responsible for (1) developing and recommending criteria for selecting new directors, (2) overseeing evaluations of the Board of Directors and its members, (3) screening and recommending to the Board of Directors individuals qualified to become executive officers and (4) handling such other matters that are specifically delegated to the nominating/corporate governance committee by the Board of Directors from time to time.

        In nominating candidates to serve as directors, the Board of Directors' objective, with the assistance of the nominating/corporate governance committee or nominees recommended by security holders (as further discussed below), is to select individuals with skills and experience that can be of assistance to management in operating our business. When evaluating the recommendations of the nominating/corporate governance committee, the Board of Directors considers whether individual directors possess the following personal characteristics: integrity, accountability, informed judgment, financial literacy, mature confidence and high performance standards. The Board of Directors does not have a formal diversity policy for its members, but believes that board members with different backgrounds, professional experience, skills, viewpoints and qualities create a stronger board. The Board of Directors as a whole should possess all of the following core competencies, with each candidate contributing knowledge, experience and skills in at least one domain: accounting and finance, business judgment, management, industry knowledge, leadership and strategy/vision. The search firm of Heidrick & Struggles was used this year to help identify director candidates. For a description of the procedures for stockholders to submit proposals regarding director nominations, see "Director Candidate Recommendations by Stockholders" below.

        Our nominating/corporate governance committee is required to meet at least two times annually or more frequently as circumstances dictate. Our nominating/corporate governance committee formally met twice in fiscal 2010.

        Our Board of Directors has adopted a written charter for the nominating/corporate governance committee, which is available at our website at www.sealy.com in the "Investor Relations—Corporate Governance" section and upon written request by our stockholders at no cost.

Leadership Structure

        The Board of Directors believes that the decision of whether to combine or separate the positions of Chief Executive Officer and Chairman will vary company to company and depends upon a company's particular circumstances at a given point in time. For our Company, the Board of Directors decided that when Mr. Rogers became Chief Executive Officer, it was appropriate to separate the CEO and Chairman positions to ease Mr. Rogers' burden. Accordingly, Mr. Rogers serves as our Chief Executive Officer and Mr. Norris serves as our Non-Executive Chairman. Our board of directors believes that this structure best encourages the free and open dialogue of alternative views and provides for strong checks and balances. The Board of Directors believes that this approach is working well and that this is the appropriate leadership structure for the Company at this time.

        The Board also believes that one of the key elements of effective, independent oversight is that the non-management directors meet in executive session on a regular basis without the presence of management. At each quarterly meeting of our Board of Directors an executive session without the presence of management is provided.

Corporate Governance Guidelines

        The Board of Directors has adopted Corporate Governance Guidelines which set forth the Board of Directors' core principles of corporate governance and are designed to promote its effective functioning and assist the Board of Directors in fulfilling its responsibilities. The Board of Directors will review and amend these guidelines from time to time as it deems necessary and appropriate. The Corporate Governance Guidelines are available on our website at www.sealy.com in the "Investor Relations—Corporate Governance" section and upon written request by our stockholders at no cost.

Code of Business Conduct and Ethics

        We are committed to conducting business in accordance with the highest ethical standards and all applicable laws, rules and regulations. We have adopted a Code of Business Conduct and Ethics that applies to our employees, executive officers and directors. Our Code of Business Conduct and Ethics is available on our website at www.sealy.com, in the "Investor Relations—Corporate Governance" section by clicking on "Code of Business Conduct and Ethics" near the top of that page and upon written request by our stockholders at no cost. If the Company ever were to amend or waive any provision of its Code of Business Conduct and Ethics that applies to the Company's principal executive officer, principal financial officer, principal accounting officer or any person performing similar functions, the Company intends to satisfy its disclosure obligations with respect to any such waiver or amendment by posting such information on its internet website set forth above rather than by filing a Form 8-K.

Oversight of Risk Management

        The Board of Directors, while it has the ultimate oversight for managing the Company's risks, has assigned to the Audit Committee the primary responsibility for overseeing enterprise risk management and evaluating how the executive team manages the various risks confronting the Company. The Audit Committee discusses quarterly with the Company's General Counsel and the head of the Company's Internal Audit group subjects related to enterprise risks including: litigation, hotline reports, ethics training and internal audit results. On an annual basis, the Audit Committee reviews and evaluates an annual risk assessment and the Company's efforts to minimize and control its business and associated risks. With respect to risks related to compensation matters, the Compensation Committee considers, in establishing and reviewing the Company's executive compensation program, whether the program encourages unnecessary or excessive risk taking. Executive base salaries are fixed amounts and thus do not encourage risk taking. Executive bonuses are capped. The Compensation Committee establishes annual executive bonus goals that are tied to overall Company performance and chosen to avoid unnecessary or excessive risk taking. The largest component of compensation provided to executive officers is in the form of long term equity awards. The Compensation Committee has established share ownership guidelines for executive officers as a multiple of their salary, which further helps align management's interest with shareholders, ensures that executives have significant value tied to long term stock price performance and creates a significant incentive for senior executives to avoid unnecessary or excessive risks. In addition, the Compensation Committee has adopted a claw-back policy allowing the Company to recover compensation from senior executives involved in SEC or financial misreporting, fraud or other violation, which is also intended to further discourage excessive risk taking. The compensation programs for employees generally are not believed to encourage risks that are reasonably likely to have material adverse effect on the Company. In general, bonus opportunities for Company employees are capped and tied to measurable goals that benefit the Company. Those goals are reviewed by more senior managers in the Company to ensure that they are appropriate and do not encourage excessive risks for the Company. All bonus goals applicable to Executive Officers are approved by the board's compensation committee. The Board also believes that Sealy's current leadership structure does not affect the Board's role in risk oversight of the Company.

Director Candidate Recommendations by Stockholders

        The nominating/corporate governance committee will consider director candidates recommended by stockholders in the same manner that the nominating/governance committee considerd other nominees for director. Each director candidate recommendation by a stockholder should be accompanied by certain information relating to the stockholder making such recommendation, as well as information concerning the recommended candidate, including the name, address and relevant qualifications of the recommended candidate. A stockholder who wishes to recommend a candidate for election to the Board of Directors should submit it to the nominating/corporate governance committee by November 4, 2011:

        By mail:

    Stockholder Director Recommendation
    Nominating/Corporate Governance Committee
    c/o: Senior Vice President, General Counsel, & Secretary
    Sealy Corporation
    One Office Parkway
    Trinity, North Carolina 27370

        By fax:

    (336) 861-3786

Stockholder or Other Interested Party Communications with the Board of Directors

        Any stockholder or other interested party may communicate with (i) the Board of Directors as a whole, (ii) the independent directors as a group, (iii) any individual member of the Board of Directors or (iv) the Non-Executive Chairman, or (v) any committee of the Board of Directors by submitting those communications to the appropriate person or group:

        By mail:

    Stockholder or Other Interested Party Communication to the Board of Directors
    [Name of Appropriate Person or Group]
    c/o: Senior Vice President and Secretary
    Sealy Corporation
    One Office Parkway
    Trinity, North Carolina 27370

        By fax:

    (336) 861-3786

        All appropriate communications received by the Senior Vice President, General Counsel and Secretary will be forwarded to the appropriate person or group. Inappropriate communications include those not related to the duties or responsibilities of the Board of Directors. In addition, the receipt of any accounting, internal controls or audit-related complaints or concerns will be forwarded to the audit committee.

        A copy of these procedures is available on our website at www.sealy.com in the "Investor Relations—Corporate Governance" section.

Director Compensation

        Our non-employee directors each receive a retainer of $40,000 per year plus $1,500 for each board meeting attended in person and $500 for each board meeting attended by telephone. The board committee members receive an additional annual retainer of $22,000 for the chairman of the audit committee, $4,000 for other committee chairs, $10,000 for other audit committee members, and $2,000 for members of other Board committees. Committee members are paid $1,000 for each meeting attended in person and $500 per telephonic meeting attended. All fees are paid on a quarterly basis. Annually, each director may elect to defer all or a portion of their fees as a Sealy director into phantom share units under the Sealy Director's Deferred Compensation Plan. Under this plan, on the date director fees become payable, Sealy credits the deferred compensation account of each director with the number of phantom share units of Sealy's common stock which is equal to the deferred portion of any fee due the director at such time, divided by the per share market value of Sealy's shares on that date. Sealy also credits each director's deferred compensation account with the number of phantom share units equal to any cash dividends (or the fair market value of dividends paid in property other than dividends payable in common stock) payable on the number of shares of common stock represented in each director's deferred compensation account divided by Sealy's per share stock value on the dividend payment date.

        Distributions from a director's deferred compensation account shall be paid in Sealy's common stock or the cash equivalent thereof, at the election of Sealy, and shall begin on either the first day of the calendar year following or six months following (whichever is later), the later of the attainment of the director's retirement date (as indicated in the director's deferral election) or separation from Sealy's Board of Directors.

        On October 13, 2010, Ms. Ellinger and Mr. Replogle, as new directors were each granted 18,000 restricted stock units ("RSUs") 6,000 of which vest on each of the first three anniversaries of the grant date, as long as the grantee remains a Sealy director until such vesting is complete. On June 12, 2009, our three other independent directors (Mr. Johnston, Mr. Morin and Mr. Roedel) were each granted 24,427 RSUs, when fully accreted, that vest over four years if they remain as a Company director. For each of these three directors, 5,408 of those RSUs vested in June 2010. The remaining portion of these RSUs will vest for each of these three directors as follows: 5,849 in 2011, 6,327 in 2012 and 6,843 in 2013. On November 23, 2008, these three directors also each received a grant of 60,000 stock options with an exercise price of $1.64 per options that vest 1/3rd per year for three years and expire after seven years. Currently, 40,000 of those options have vested for each of these directors.

Director Compensation Table

        The following table details the compensation elements provided to each non-employee director for fiscal year 2010.

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Mr. Carroll(3)	$10,000	—	$10,000
Ms. Ellinger(4)	$14,500	$48,600	$63,100
Mr. Johnston	$73,000	—	$73,000
Mr. King(5)	$36,000	—	$36,000
Mr. Ko(6)	$31,167	—	$31,167
Mr. Morin	$75,000	—	$75,000
Mr. Nelson	$52,000	—	$52,000
Mr. Norris	$51,500	—	$51,500
Mr. Replogle(7)	$11,500	$48,600	$60,100
Mr. Roedel	$76,000	—	$76,000

(1)
For calendar year 2010, the following directors elected to have the indicated percentage of their directors fees paid in cash: Mr. Johnston—100%; Mr. King—50%; Mr. Ko—50%; Mr. Morin—100%. The balance of all other directors fees paid in calendar year 2010 was deferred into Sealy stock units under the Sealy Director's Deferred Compensation Plan described above. As of November 28, 2010, the following directors held the indicated number of Sealy share units under the Sealy Director's Deferred Compensation Plan: Mr. Carroll—67,337; Ms. Ellinger—0; Mr. Johnston—28,943; Mr. King—8,948; Mr. Ko—4,501; Mr. Morin—0; Mr. Nelson—70,524; Mr. Norris—63,296; Mr. Replogle—0; and Mr. Roedel—92,980. Mr. Brown, who was not a director in Fiscal 2010 and received no director compensation for that year, holds 8,410 Sealy share units under the Sealy Director's Deferred Compensation Plan.

(2)
On October 13, 2010 Ms. Ellinger and Mr. Replogle were each granted 18,000 restricted stock units that vest 6,000 on each of the first three anniversaries of the grant date, as long as the grantee remains a Sealy director until such vesting date. The amounts in this column are calculated using the grant date fair value measured in accordance with FASB ASC Topic 718 and the same valuation methodology we use for financial reporting purposes in accordance with FASB authoritative guidance. The basis and assumptions for the valuation of these options is set out in Footnote 2 to Sealy's Consolidated Financial Statements contained in Sealy's Form 10-K for the fiscal year ended November 28, 2010. The impact of estimated forfeitures related to service-based vesting conditions is not included in this calculation, in accordance with SEC rules. As a result, these amounts may not reflect the amount of compensation during the fiscal year. As of November 28, 2010, Ms. Ellinger and Mr. Replogle each held 18,000 restricted stock units, none of which were vested.

(3)
Mr. Carroll resigned as a director on April 14, 2010

(4)
Ms. Ellinger was elected as a director on September 28, 2010.

(5)
Mr. King resigned as a director on September 28, 2010.

(6)
Mr. Ko was elected as a director on April 14, 2010 and resigned as a director on September 28, 2010.

(7)
Mr. Replogle was elected as a director on September 28, 2010.

Limitation on Directors' Liability and Indemnification

        Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Under Delaware law, a director will not be personally liable for monetary damages for breach of his or her fiduciary duty as a director, except for liability for:

  •
  breach of his or her duty of loyalty to us or our stockholders;

  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  •
  any transaction from which he or she derived an improper personal benefit.

Our amended and restated by-laws provide that we:

  •
  are required to indemnify our directors and executive officers to the maximum extent permitted by Delaware law;

  •
  may indemnify our employees and agents as set forth in Delaware General Corporation Law, subject to very limited exceptions;

  •
  are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding; and

  •
  may advance expenses, as incurred, to our employees and agents in connection with a legal proceeding.

        To further clarify the responsibilities of the Company and each director, we have entered into indemnification agreements with each of our directors. We also maintain directors' and officers' liability insurance to cover our directors, executive officers and some of our employees for liabilities, including liabilities under securities laws. We believe that the provisions contained in our certificate of incorporation, amended and restated by-laws, our director indemnification agreements and our insurance coverage are necessary to attract and retain qualified persons as directors and executive officers.

        The limitation of liability and indemnification provisions in our certificate of incorporation, amended and restated by-laws and director indemnification agreements may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.

        At present, we are not aware of any pending litigation or proceeding involving any of our directors or executive officers in which indemnification is required or permitted and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

AUDIT COMMITTEE REPORT AND AUDIT FEES

Audit Committee Report

        The audit committee reviews Sealy's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on those audited consolidated financial statements in conformity with accounting principles generally accepted in the United States. The independent registered public accounting firm is also responsible for expressing an opinion on the effectiveness of the Company's internal controls over financial reporting.

        In fulfilling its responsibilities, the audit committee has reviewed and discussed the audited consolidated financial statements contained in Sealy's Annual Report on Form 10-K for the year ended November 28, 2010 and management's assessment of the effectiveness of the company's internal controls over financial reporting and Deloitte & Touche LLP's evaluation of the company's internal controls over financial reporting with Sealy's management and independent registered public accounting firm. The audit committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the audit committee has received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence and has discussed with the independent registered accounting firm their independence.

        Based on the reviews and discussions referred to above, the audit committee approved the audited consolidated financial statements and recommended to the Board of Directors that they be included in Sealy's Annual Report on Form 10-K for the year ended November 28, 2010, for filing with the Securities and Exchange Commission. The audit committee has also selected Deloitte & Touche LLP as Sealy's independent registered public accounting firm for Fiscal year 2011 and is presenting the selection to the stockholders for ratification.

Richard W. Roedel, Chairperson
Deborah G. Ellinger
Gary E. Morin

Audit and Related Fees

        The following table summarizes aggregate fees billed to us by Deloitte & Touche LLP for the fiscal years ended November 28, 2010 and November 29, 2009, with the following notes explaining the services underlying the table captions:

	2010	2009
	(thousands)
Audit fees(1)	$1,324	$1,447
Audit-related fees(2)	301	262
Tax fees(3)	105	5
All other fees(4)	2	645

Total	$1,731	$2,359

(1)
Includes fees for the audit of our annual consolidated financial statements and review of financial statement included in our Form 10-Q filings

(2)
Includes fees for international statutory audits as well as services related to our various public filings, including the Form 10-Q filings.

(3)
Includes fees related to research and development tax credits in 2010.

(4)
Includes fees related to the Company's refinancing in 2009.

        For additional information, please see "Audit Committee" beginning on page 12.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Summary of Key Areas for Fiscal 2010

        Fiscal 2010 was another challenging year for the Company, with a weak economy and a difficult mattress market. During this difficult year, management improved its performance over Fiscal 2009, but only achieved 56.4% of its Fiscal 2010 target bonus goals. Since the Company's compensation program ties pay to performance, as shown on the Summary Compensation Table beginning on page 30, the Fiscal 2010 Total Compensation for each of the Named Executive Officers decreased significantly from Fiscal 2009. In 2010 the named Executive Officers received bonuses at only 56.4% of their target bonus level and received no Chairman's Awards. Non-Equity Incentive Plan compensation was decreased significantly for the Named Executive Officers. In addition, there was no broad grant of Restricted Share Units ("RSUs"), stock options or any other form of equity based awards. The only equity grants made to Named Executive Officers in Fiscal 2010 were grants of 100,000 RSUs each made to two individuals (Ms. Allen & Mr. Murray) who became executive officers during 2009 and those two grants in 2010 were intended to bring their RSU holdings more in line with the RSU holdings of other Company officers at their level.

        During Fiscal 2010, Sealy made improvements to its compensations system. The Company's Compensation Committee is now made up of only independent directors. In December 2009, the Compensation Committee established share ownership guidelines for the Company's executive officers. The guidelines establish a target ownership level of approximately two to five times salary for various positions, impose a holding requirement if the guidelines have not been met and prohibit hedging and similar transactions. The Committee believes that these ownership guidelines will help to further align the interests of senior management and the Company's shareholders. In December 2009, the Compensation Committee also adopted a claw-back policy allowing the Company to recover compensation from senior managers involved in SEC or financial misreporting, fraud or violations. The Compensation Committee believes that these stock ownership guidelines and this claw-back policy help to reduce the risk from the Company's compensation programs. In November 2010, the Compensation Committee retained Pearl Meyer & Partners as the Committee's independent compensation consultant and the consultant has agreed to not provide other services to Company management while retained by the Compensation Committee.

Objectives of the Executive Compensation Program

        Compensation of the Company's executive officers is currently determined by the Compensation Committee of the Board. Sealy and its subsidiaries seek to attract and retain highly qualified and talented professionals. The marketplace in which Sealy competes for executive talent is highly competitive. Further, our compensation policies, while designed to secure the services of appropriate professionals, must also support our vision of creating a dynamic performance oriented company and delivering superior value and growth.

        In light of these objectives, the Compensation Committee determines executive compensation consistent with a philosophy of compensating executive officers based on their responsibilities, the Company's financial performance as measured against established goals, and individual officer contributions and achievements.

        The primary elements of the Company's executive compensation program are:

  (i)
  base salaries,

  (ii)
  variable annual cash compensation earned through the Sealy Corporation Bonus Plan (the "Bonus Plan"), and

  (iii)
  long-term equity compensation through our 1998 Stock Option Plan and our 2004 Stock Option Plan (which was amended in May 2009 as our Second Amended and Restated Equity Plan for Key Employees of Sealy Corporation and its Subsidiaries).

        Officer salaries are targeted at the median of competitive market practices. Officer bonus targets, as a percentage of salary, are also targeted at the median of the competitive market. For the Company's executive officers their annual bonus payout can range from nothing to a maximum between 80% and 200% of the executive's annual salary. As a result, the combined level of salary and bonus received (annual cash compensation) varies significantly based on the actual level of performance achieved in the fiscal year. Salaries and target bonus opportunities for officers also reflect internal equity considerations as well as external market references.

        Sealy was a privately held company until April 2006. As a private equity portfolio company, Sealy provided its management team, including the Named Executive Officers who were with the company prior to July 2005, with an opportunity to earn a significant amount of compensation based on an allocation of potential equity ownership in the Company through stock options. Significant stock options were granted at the time of the Company's recapitalization in 2004, with additional stock options granted in conjunction with the Initial Public Offering in 2006. Other executives and key employees, including Mr. Rogers, Mr. Ackerman, Mr. Hofmann, Mr. Bachicha and Mr. Murray, who are Named Executive Officers, received stock option grants upon being hired by the Company or at the time of promotions.

        In March 2008, the Committee made additional stock option grants to 138 employees, including the Named Executive Officers, except Ms. Allen who was not an employee of the company at that time. These grants were intended to improve the motivation and retention value of our long-term incentives and provide competitive equity opportunities relative to our industry segment and general industry as a whole. In November 2008, the Committee established a new long-term incentive program consisting of stock option grants and restricted stock unit grants that were performance-based. This required an amendment of our 2004 Stock Option Plan authorizing the grants of restricted stock unit ("RSU") awards and restricted stock awards, and this amendment was adopted by the Board of Directors in October 2008 and then approved by a written action of a majority of our shareholders on November 6, 2008. The amended plan, known as the Amended and Restated Equity Plan for Key Employees of Sealy Corporation and its Subsidiaries, became effective in December 2008 after notice to all of our shareholders. Effective May 26, 2009, the Company adopted the Second Amended and Restated Equity Plan for Key Employees of Sealy Corporation and its Subsidiaries which, among other things, increased the number of shares available for issuance under the 2004 Plan from 15,190,000 to 40,190,000. This plan was adopted at our 2010 Annual Meeting of Stockholder, in part to give effect to the dilution to outstanding equity compensation awards caused by the issuance of the rights for the Convertible Notes.

        The Company's philosophy is that executive officers should participate in the same retirement and benefit programs made available to all salaried employees, and that supplemental executive benefits and perquisites will be minimal if offered at all.

        The Compensation Committee has overall responsibility for establishing, implementing, and monitoring the executive compensation program for the Company's executive officers. To aid the Compensation Committee in setting compensation, each member of our senior executive management team, in turn, participates in an annual performance review with the CEO and provides input about his or her contributions to our success for the relevant period. Our Chief Executive Officer ("CEO") provides recommendations annually to the Compensation Committee regarding the compensation for all executive officers other than himself. The Compensation Committee also reviews the performance of each senior executive officer annually. The CEO participates in such annual performance review with the Compensation Committee.

Compensation Consultant

        Starting in 2007, the Compensation Committee retained the services of an independent compensation consultant, Watson Wyatt Worldwide ("Watson Wyatt"), to assist it in the evaluation of key elements of our executive officer compensation programs. During 2007, Watson Wyatt prepared a report for the Compensation Committee on market practices that included competitive references for total direct compensation and each element (salary, bonus and annualized long-term incentive values) for each Sealy executive position. The consultant also provided advice to the Compensation Committee with respect to competitive practices and the amounts and nature of compensation paid to executive officers. During 2008, Watson Wyatt provided the Compensation Committee with updated market information relating to the Chief Executive Officer and Chief Financial Officer positions and also relating to long-term incentive opportunities for all program participants, including the Named Executive Officers. During Fiscal 2010, the Compensation Committee did not employ a compensation consultant to provide advice on executive or director compensation. During Fiscal 2010, management did engage a compensation consultant. That consultant provided the company with $88,953 in compensation advice, none of which related to directors or senior management, as well as $183,105 in benefits and actuarial services. As noted earlier, for 2011 the Compensation Committee has retained Pearl Meyer & Partners as the Committee's independent compensation consultant who has agreed to not provide other services to Company management while retained by the Compensation Committee.

Compensation Benchmarking and Peer Group

        As discussed above, through the information and analysis provided by the compensation consultant, the Compensation Committee compared base salary and target bonus opportunities for each Sealy officer to our market sector and industry in general. This approach ensures that our compensation remains competitive in our market and relative to our industry peers.

        For the market analysis done in 2007, the Compensation Committee members compared compensation practices to those of a group of peer companies, which were determined after a review of potential candidates identified by the consultant. At the time of the selection, the potential companies all had revenues between $600 million and $3 billion and equity market values between $500 million and $2.5 billion. Sealy's revenues, total assets and employee count were all between the 40th and 60th percentile of the selected peer companies. At the time of the selection, Sealy's Adjusted EBITDA, operating margin and equity market value approximated or exceeded the 75th percentile of the selected peer companies.

        The peer group consisted of 14 companies, all but one of which was classified as Household Durables industry companies by Standard & Poors. Select Comfort Corporation, classified by S&P as a Specialty Retail industry company, was added to the peer group as it is considered to be a direct competitor to Sealy. The other peer group companies were American Greetings, Blyth, Blount International, Ethan Allen Interiors, Furniture Brands International, Interface, Jarden, La-Z-Boy, Simmons Company, Snap-On, Tempur-Pedic International, Tupperware Brands and Yankee Candle. These same companies were used to update the market information for the Chief Executive Officer and the Chief Financial Officer positions during 2008, although Yankee Candle's data was not included as the company had been acquired since the time of the initial study.

Elements of the Executive Compensation Program

  Base Salary

        The Company's philosophy is to target base salaries at a market median level. Because relevant market data may not be available for every position, each salaried position including those held by the Named Executive Officers is assigned to a pay grade in the Company's internal salary structure. The midpoint of each grade is intended to approximate the market median, and grade assignments reflect both available market data as well as internal comparisons to positions with similar levels of responsibility. Grade assignments for officer positions are normally initially developed by Sealy management and must be reviewed and approved by the Compensation Committee. Actual salaries paid to officers are determined by the Compensation Committee with reference to the experience of the officers, the Company's past practice, current market practice and the officers' individual performance.

        When Mr. Rogers was appointed President and Chief Executive Officer in July 2008, his annual salary was established at $700,000. This salary was comparable to data provided by the Committee's independent compensation consultant on the median salary of Chief Executive Officers at the Company's compensation peer group, the information obtained through the Committee's work with an executive recruiting firm, as well as to the salary for Mr. Roger's predecessor as Chief Executive Officer at the Company at the time of his resignation.

        In light of economic conditions, management recommended, and the Compensation Committee approved, granting no salary merit increases in 2009 to any Company executive, including the Named Executive Officers. The only Named Executive Officers to receive any salary increase in 2009 were Mr. Bachicha and Mr. Murray. Mr. Bachicha was promoted to his current position as Executive Vice President of Sales in early 2008. In August 2009, the Compensation Committee reviewed his performance in that position as well as information from Watson Wyatt on the compensation level of senior sales executives at similar sized companies. Based on his excellent performance in a difficult sales year and the importance of the sales function for the Company, the committee increased Mr. Bachicha's annual base salary to $300,000, which was slightly above the median salary in the information provided by Watson Wyatt and within the range of the Company's salary grade level for his position. Mr. Murray received a salary increase to $221,260 when he was promoted to his current position of Senior Vice President and General Counsel in August 2009. Based on internal comparisons to positions with similar levels of responsibility, and the salary of Mr. Murray's predecessor, the Compensation Committee believed that his salary was below the median for his position at comparable companies as well as the Company's own salary grade level and historical Company salary level for his position.

        In 2010, management recommended, and the Board of Directors approved setting a budget of 3.2% for salary merit increases for the Company's salaried employees in 2010. The Compensation Committee, after undertaking its annual evaluation of the individual performances of each of the Named Executive Officers and considering that the Company's senior executives had not received a salary merit increase in the prior two years, granted 2010 salary increases for the Named Executive offices as follows: Mr. Rogers—approximately 4.3%, Mr. Ackerman—3.2%, Mr. Hofmann—3%, Mr. Bachicha—3%, Ms. Allen—3%, and Mr. Murray—approximately 10%. The Compensation Committee gave Mr. Murray this 10% salary increase because of his excellent job performance since being promoted and the Compensation Committee's belief, based on prior market information, that his salary after this raise would be below the median for his position at comparable companies as well as the Company's own salary grade level and historical Company salary level for his position.

  Variable Annual Cash Compensation

  Bonus Plan

        Our Bonus Plan is a cash-based short-term performance incentive program. The Compensation Committee, with input from the executive officers, establishes minimum, target and maximum goals for the Bonus Plan based on the financial performance measures selected for that year. Goals typically correspond with projections contained in our annual budget, which is approved by the Board of Directors at the beginning of the fiscal year.

        Target annual bonuses, expressed as a percentage of base salary, are set by the Compensation Committee. Prior to 2008 the target annual bonus percentage for Named Executive Officers had been unchanged for over ten years. The target annual bonus percentages for Mr. Rogers and Mr. Ackerman were raised in fiscal 2008 based on updated compensation information on the Company's peer group provided to the Compensation Committee by Watson Wyatt. In Fiscal 2009, Watson Wyatt presented information to the Compensation Committee on bonus targets as a percentage of base salary based on available market data for companies comparable to the Company. This market data was not specifically derived from the Company's specific 2007 peer group, but was based on more readily available data from comparable companies. Watson Wyatt concluded that the Company's bonus targets were generally competitive, although the targets for the senior executive level immediately below the chief executive officer and chief financial officer were less than the median level for these comparable companies, which had medians bonus targets of 44% and 48% of base salary. As a result, in December 2009 the Compensation Committee increased the target bonus percentages, starting in Fiscal 2010, for five senior executives from 35% to either 40% or 45% of their base salary, including: bonus targets for Mr. Hofmann, Mr. Bachicha and Ms. Allen at 45% of base salary and at 40% of base salary for Mr. Murray.

        If the Minimum, Target or Maximum bonus performance was achieved then the Named Executive Officers would receive a bonus in an amount equal to the following percentages of their annual base salary:

  Fiscal Year 2010 Bonus Performance Potential Payout as a Percentage of Base Salary

	Minimum Performance	Target Performance	Maximum Performance
Mr. Rogers	0%	100%	200%
Mr. Ackerman	0%	55%	110%
Ms. Allen	0%	45%	90%
Mr. Hofmann	0%	45%	90%
Mr. Bachicha	0%	45%	90%
Mr. Murray	0%	40%	80%

        For many years one measure that we have used for bonus goals was "Adjusted EBITDA". Our senior debt agreements contain covenants which are based on what we refer to as Adjusted EBITDA. "EBITDA" is defined as net income plus interest, taxes, depreciation and amortization and other adjustments permitted in calculating covenant compliance with our senior debt agreements. Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance with our senior debt agreements. Further information on Adjusted EBITDA is contained in the "Debt Covenants" discussion in Sealy's Annual Report on Form 10-K for the year ended November 28, 2010.

        For fiscal year 2010, the Company's Compensation Committee determined that the bonuses under our Bonus Plan for all of the Company's Executive Officers would be based on Total Company performance in two areas. Those two areas, with the portion of the bonus tied to each area indicated in parentheses, are as follows: Adjusted EBITDA (80%) and Net Debt Excluding Convertible Notes (20%). No bonus would be paid under the plan for fiscal year 2010 if the Adjusted EBITDA for fiscal year 2010 is less than $166 million. The portion of the bonus achieved in each of the measurement areas ranges from 0% at the minimum, 100% at target and 200% at maximum. There is no guaranteed minimum bonus under the Bonus Plan. Achievement of the minimum target is essentially a threshold and performance below that level results in no bonus payment, as generally occurred in 2008. In addition, a Bonus Plan participant must be employed at the end of the fiscal year for which a bonus is payable in order to be eligible to receive a bonus for such fiscal year. Bonuses are paid in a lump sum upon the Compensation Committee's certification of performance results following the end of the applicable fiscal year. For the Named Executive Officers, their fiscal year 2010 bonuses under the plan are based on adjusted EBITDA and Net Debt Excluding Convertible Notes.

  2010 Bonus Plan Measures and Achieved Results

	Minimum	Target	Maximum	Weight	Results Achieved	% of Target Achieved
	(All $ in millions)
Adjusted EBITDA	$166.1	$184.5	$202.9	80%	$177.9	64.1%
Net Debt Excluding Convertible Notes	$509.4	$490.9	$472.4	20%	$504.7	25.4%
Total Achieved % of Target Bonus						56.4%

  2010 Bonus Achievement

	Target Bonus Amount	% of Target Bonus Achieved	Performance Bonus Achieved
Mr. Rogers	$719,945	56.4%	$406,049
Mr. Ackerman	$202,212	56.4%	$114,048
Ms. Allen	$137,693	56.4%	$77,659
Mr. Hofmann	$137,693	56.4%	$77,659
Mr. Bachicha	$137,693	56.4%	$77,659
Mr. Murray	$94,388	56.4%	$53,235

  Chairman's Awards

        None of the Named Executive Officers received a Chairman's Award in Fiscal 2010. Chairman's Awards are intended to recognize superior performance by an employee that is not fully recognized by the Company's annual bonus plan. Any Chairman's Award to the Company's executive officers must be approved by the Compensation Committee.

  2011 Bonus Payout Percentage Structure

        For Fiscal 2011, there are no changes from Fiscal 2010 for any of the Named Executive Officers in the bonus structure related to the potential payout as a percentage of base annual salary. Those percentages remain the same as they were under the 2010 bonus structure and are as follows:

  Fiscal Year 2011 Bonus Performance Potential Payout as a Percentage of Base Salary for the Named Executive Officers

        The Fiscal 2011 bonus performance potential payouts as a percentage of base salary for the Named Executive Officers are unchanged from Fiscal 2010.

	Minimum Performance	Target Performance	Maximum Performance
Mr. Rogers	0%	100%	200%
Mr. Ackerman	0%	55%	110%
Ms. Allen	0%	45%	90%
Mr. Hofmann	0%	45%	90%
Mr. Bachicha	0%	45%	90%
Mr. Murray	0%	40%	80%

  2011 Bonus Plan Performance Measures

        The Compensation Committee continues to believe that increasing the Company's Adjusted EBITDA and the reduction in the Company's debt are two of the most important goals for the Company in fiscal year 2011. As a result, for fiscal year 2011, the Company's Compensation Committee has determined that the bonuses under our Bonus Plan for all of the Company's Executive Officers will be based on the Company's performance in the same two areas. The weighting of the bonus tied to each area remains the same as in 2010 as indicated in parentheses: Adjusted EBITDA (80%) and Net Debt Excluding Convertible Notes (20%). However, no bonus will be paid under the plan for fiscal year 2011 if the company's Adjusted EBITDA and Net Debt Excluding Convertible Notes performance for fiscal year 2011 is worse than achievement in those areas in fiscal year 2010 of $177.9 million and $504.7 million respectively. The portion of the bonus achieved in each of the measurement areas ranges from 0% at the minimum, 100% at target and 200% at maximum. The fiscal year 2011 bonuses for the Named Executive Officers will be based on the following two performance measurements:

	Minimum	Target	Maximum	Weighting
	(All $ in millions)
Adjusted EBITDA	$177.9	$190.2	$205.4	80%
Net Debt Excluding Convertible Notes	$504.7	$476.7	$461.5	20%

Long-term Equity Compensation

        On May 13, 2009, the Company announced a comprehensive plan to refinance its existing senior secured credit facilities and replace them with indebtedness that has longer-dated maturities and eliminates quarterly financial ratio based maintenance covenants (the "Refinancing"). As part of the Refinancing, the Company announced a rights offering pursuant to which rights to subscribe for Convertible Notes ("Rights") were issued at no charge to all holders of the Company's common stock at the close of business on May 26, 2009 at a rate of one Right per share of common stock. Each 13 Rights entitled its holder to purchase a Convertible Note at a subscription price of $25.00 and each Convertible Note was initially convertible into 25 shares of common stock. The Rights offering expired on July 2, 2009 and the related Convertible Notes were issued on July 10, 2009. The Convertible Notes mature in July 2016 and bear interest at 8.00% per year. The Company does not pay interest in cash related to the Convertible Notes, but instead increases the amount of the Convertible Notes by an amount equal to the interest payable ("payment-in-kind interest"). The Convertible Notes are convertible into shares of the Company's common stock at an initial conversion price of $1.00 per share. Under the Rights offering the Company issued $177.1 million in Convertible Notes, which initially could be converted into approximately 177.1 million additional shares of the Company's Common Stock. As such the Convertible Notes represent approximately 65% of the Company's equity. With accretion over time, shares issues through the Convertible Notes could represent approximately 75% of the Company's equity.

        As a result of the 2009 Refinancing, the Compensation Committee believed that it was important to align the interest of management not only to those of current shareholders but also to those of Convertible Note holders. Because the issuance of Convertible Notes had a significant negative impact on the value of outstanding stock options and restricted stock units that had been previously granted as KKR Grants, and because of the substantial dilution created by the Convertible Notes, the Compensation Committee believed that it was important to make significant new grants to the Company's senior management. As a result, in connection with the Refinancing, on June 12, 2009, the Compensation Committee approved grants of 15,971,253 RSUs, to 126 employees, including the Named Executive Officers. The number of shares represented by these RSUs increases at an annual rate of 8%, compounded semi-annually, until the RSUs are vested or forfeited, similar to the payment-in-kind interest which accretes on the Convertible Notes. The number of RSUs discussed in this paragraph gives effect to this accretion. These RSUs had a weighted average grant date fair value of $2.00 per share based on the closing price of the Company's common stock as of the grant date. To aid in management retention, these RSUs vest at the rate of 25% per year on each of the four anniversaries of the grant date if that individual remains a Sealy employee, except in cases of death, permanent disability or qualified retirement, and do not contain performance requirements. In the case of Mr. Rogers, his RSUs vest in equal annual installments over three years. The June 12, 2009 grants of these RSU made to five of the six Named Executive Officers on a fully accreted basis are as follows: Mr. Rogers—4,689,036; Mr. Ackerman—2,137,339; Mr. Hofmann—1,465,605; Mr. Bachicha—1,221,331; and Mr. Murray—916,002. Ms. Allen was not with the Company in June 2009, but on October 14, 2009 was granted 488,535 RSUs on a fully accreted basis that vest in equal annual installments over four years.

        Because of the significant multi-year grant of RSUs during Fiscal 2009, in Fiscal 2010 Sealy did not make a broad grant of equity based compensation to employees. The only equity grants made to Named Executive Officers in Fiscal 2010 were grants of 100,000 RSUs each made to Ms. Allen & Mr. Murray who became executive officers during 2009. These two grants in 2010 were intended to bring their RSU holdings more in line with the RSU holdings of other Company officers at their level.

  Executive Benefits and Perquisites

        The Sealy Benefit Equalization Plan was established to provide a vehicle to restore qualified plan benefits, specifically those relating to the Sealy Profit Sharing Plan, which are reduced as a result of limitations imposed under the Internal Revenue Code on tax qualified retirement plans. The Benefit Equalization Plan is a nonqualified deferred compensation plan that ensures that participating executives, including the Named Executive Officers, receive their full profit-sharing contribution and earnings on previously credited contributions. Earnings on balances in the Benefit Equalization Plan equal the rate of return on investments made by each participant in the Profit Sharing Plan. No voluntary deferrals currently may be made to the Benefit Equalization Plan. The amount contributed by the Company under the Benefit Equalization Plan is limited to an amount derived from the difference between the applicable limit in Section 401(a)(17) of the Internal Revenue Code and the amount that limit would have been had Section 401(a)(17) of the Internal Revenue Code (including the cost of living method as set forth in that section of the Internal Revenue Code) not been amended in 1993 or thereafter. For 2010 that limitation capped the amount that could be contributed by the Company for any individual to $5,750.

        In January 2010, in order to allow members of the senior management team to more fully focus on the Company's business, the Compensation Committee agreed to provide financial and tax advice through a financial services company to seven of our senior executives, including all of the Named Executive Officers (except Mr. Murray who declined the service). The amount paid during Fiscal 2010 for this financial and tax advice service was $13,000 per senior executive plus expenses. The total cost of these services for each Named Executive Officer is shown in footnote 5 to the Summary Compensation Table on page 31. During Fiscal 2010, the Company paid a law firm $12,860 to provide Mr. Roger's with legal/tax advice related to his relocation from Canada to the United States at the request of the Company a number of years ago. Sealy generally does not provide other supplemental benefits or perquisites to its executives. We do not provide our executives with Company cars, club memberships or allowances to provide such items. Health care, disability and life insurance benefits for Sealy executives are the same as those provided to all active salaried employees.

Employment Agreements

        Each of our Named Executive Officers has an employment agreement with a perpetual one-year term, except for the Chief Executive Officer whose agreement has a perpetual two-year term. The employment agreements provide severance benefits to the Named Executive Officer in place of the benefits provided in Sealy's severance benefit plans. All of our current employment contracts with our executive officers provide for salary and bonus continuation and none provide for a lump sum payment. These agreements do not provide any tax gross-up and do not provide any enhanced severance if a termination of employment is due to a change in control. These agreements also contain a non-competition covenant for one year following the employment term, a confidentiality covenant and other terms and conditions customary to executive employment agreements.

        For additional information on employment termination benefits and the treatment of employee equity under the Company's stock option and equity plans, please see "Potential Payments upon Termination or Change in Control" beginning on page 34.

        For many years the Company was either a privately owned or controlled company. As of February 22, 2011 KKR still owns approximately 47.7% of the Company's stock. Our employment agreements with the Company's senior executives are consistent with many other controlled or privately owned companies, including companies controlled by KKR. We believe that reasonable employment agreements are appropriate to attract, retain and protect employees against some circumstances over which he or she does not have control and as consideration for the promises of non-competition, non-solicitation and non-interference that we require in our employment agreements.

  Severance

        Severance benefits for our senior executives (including all of the Named Executive Officers) are covered by their employment agreements, which generally eliminate their participation in our Sealy Executive Severance Benefit Plan and our Sealy Severance Benefit Plan. However, if their cash severance benefit under either such plan would be greater than under their employment agreement, then they would receive their cash severance amount under their applicable severance plan and their other severance benefits under their employment agreement.

Impact of Tax and Accounting Considerations on Compensation Programs

        Section 162(m) of the Internal Revenue Code generally allows a deduction to publicly traded companies for certain qualifying performance based compensation. Section 162(m) disallows a deduction to the extent certain non-performance based compensation over $1 million is paid to the chief executive officer or any of the three other most highly compensated executive officers other than the Chief Financial Officer. Sealy believes its Amended and Restated Sealy Corporate Bonus Plan which was approved at the company's 2010 annual stockholder's meeting satisfies the requirements for exemption under Internal Revenue Code Section 162(m) as a performance based plan.

        To maintain flexibility in compensating executive officers in a manner consistent with its goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Compensation Committee will continue to monitor this matter.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed with the Company's management the Compensation Discussion and Analysis set forth above. Based on the review and discussions noted above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Proxy Statement and incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended November 28, 2010.

Compensation Committee Members
James W. Johnston, Chairman
Deborah G. Ellinger
Gary E. Morin

Executive Compensation Tables and Supporting Information

Summary Compensation Table

        The following table provides summary information concerning compensation paid or accrued by the Company to, or on behalf of, the Company's President & Chief Executive Officer, Lawrence J. Rogers; Chief Financial Officer, Jeffrey C. Ackerman; and the next four most highly compensated executive officers who were serving at the end of the Company's 2010 fiscal year (based on the amount shown in the "Total" column). The next four most highly compensated executive officers are shown, rather than only three, because the next third and fourth most highly compensated executive officers total compensation for the year were essentially equal. These individuals are referred to in this proxy statement as the "Named Executive Officers". Amounts shown in this table are for services rendered to the Company in each of the last three fiscal years.

Name & Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)		Non- Equity Incentive Plan Comp. ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(5)	Total ($)
Lawrence J. Rogers	2010	718,750	—	—		—		406,049	—	47,322	1,172,121
President and Chief	2009	700,000	170,694	9,465,072	(6)	212,606		1,130,606	—	28,208	11,707,186
Executive Officer	2008	520,695	7,000	2,000,001		1,200,300	(7)	—	—	20,961	3,748,957
Jeffrey C. Ackerman	2010	367,680	—	—		—		114,048	—	33,962	515,690
Executive VP & CFO	2009	360,000	48,282	4,309,478	(6)	62,596		319,800	—	27,325	5,127,481
	2008	340,000	17,500	—		401,600	(7)	—	—	18,100	777,200
G. Michael Hofmann	2010	306,000	—	—		—		77,659	—	30,449	414,108
Executive VP Operations	2009	300,000	25,604	2,945,710	(6)	117,515		169,591	—	22,824	3,581,244
North America	2008	300,000	—			213,650	(7)	—	—	16,860	530,510
Louis Bachicha	2010	306,000	—	—		—		77,659	—	30,688	414,347
Executive VP, Sales(8)	2009	260,000	22,157	2,449,924	(6)	61,325		146,761	—	19,781	2,959,948
	2008	—	—	—		—		—	—	—	—
Jodi L. Allen	2010	306,000	—	366,000		—		77,659	—	23,361	773,020
Senior VP, Chief	2009	—	—	—		—		—	—	—	—
Marketing Officer(9)	2008	—	—	—		—		—	—	—	—
Michael Q. Murray	2010	236,011	—	366,000		—		53,235	—	12,930	668,176
Senior VP &	2009	—	—	—		—		—	—	—	—
General Counsel(9)	2008	—	—	—		—		—	—	—	—

(1)
The amounts in this column are all Chairman's Awards which must be approved by the Compensation Committee. Chairman's Awards are intended to recognize superior performance by an employee that is not fully recognized by the Company's annual bonus plan.

(2)
The amounts in this column are calculated using grant date fair value measured in accordance with FASB ASC Topic 718 and the same assumptions and valuation methodology we use for financial reporting purposes. Refer to footnote 2 to Sealy's Consolidated Financial statements contained in Sealy's Forms 10-K for the year ended November 28, 2010 for further details. The impact of estimated forfeitures related to service-based vesting conditions is not included in this calculation, in accordance with SEC rules. As a result, these amounts do not reflect the amount of compensation during the fiscal year. The valuation of these awards is based on the closing price of the Company's common stock on the New York Stock Exchange as of the date of grant. The 2009 amounts include the RSUs granted on February 26, 2009 and June 12, 2009, as well as the additional RSUs granted in the modifications on June 12, 2009 as part of the Company's refinancing. The grant date fair market value of the RSUs granted in the modifications on June 12, 2009 which is included for Fiscal 2009 in this column for the Named Executive Officers are as follows: Mr. Rogers—$91,330; Mr. Ackerman—$39,324; Mr. Hofmann—$16,364; and Mr. Bachicha—$8,192. Mr. Rogers' grant in 2008 was a restricted stock grant, which was not modified on June 12, 2009.

(3)
The amounts in this column are calculated using grant date fair value measured in accordance with FASB ASC Topic 718 and the same assumptions and valuation methodology we use for financial reporting purposes. Refer to footnote 2 to Sealy's Consolidated Financial statements contained in Sealy's Forms 10-K for the year ended November 28, 2010 for further details. The impact of estimated forfeitures related to service-based vesting conditions is not included in this calculation, in accordance with SEC rules. As a result, these amounts do not reflect the amount of compensation during the fiscal year. All of the 2009 amounts reflect the stock options granted on June 12, 2009 as part of the Company's refinancing to modify prior stock option grants.

(4)
The amounts in this column are payments made under the Company's Annual Bonus Plan.

(5)
Details of the amounts reported in the "All Other Compensation" column for fiscal year 2010, is provided in the table below. For more information on the Sealy Benefit Equalization Plan, Financial Advisory Services and Legal Services items in the table below, please see "Executive Benefits and Perquisites" on page 28.

Executive	Life Insurance	Long Term Disability Insurance	Profit Sharing Plan Contribution	Sealy Benefit Equalization Plan Contribution	Financial Advisory Services	Legal Services	Total
Lawrence J. Rogers	$1,320	$952	$12,250	$5,750	$14,190	$12,860	$47,322
Jeffrey C. Ackerman	$729	$952	$12,250	$5,750	$14,281	$0	$33,962
G. Michael Hofmann	$606	$857	$12,250	$3,050	$13,686	$0	$30,449
Louis R. Bachicha	$606	$857	$12,250	$3,050	$13,925	$0	$30,688
Jodi L. Allen	$606	$857	$7,725	$0	$14,173	$0	$23,361
Michael Q. Murray	$468	$661	$11,801	$0	$0	$0	$12,930
(6)
Stock awards include compensation related to performance-based restricted share unit awards that do not vest unless certain targets that are tied to the Company's performance are met. The amounts recognized in the above table are consistent with the estimate of aggregate compensation cost to be recognized under the provisions of FASB ABC Topic 718 which considers that certain performance conditions will not be met based on current expectations. Total compensation expense derived from stock awards granted in Fiscal 2009, assuming that the highest level of performance conditions will be achieved, are as follows: Mr. Rogers—$9,606,880; Mr. Ackerman—$4,322,202; Mr. Hofmann—$2,969,344; and Mr. Bachicha—$2,461,741.

(7)
Option awards include compensation related to performance-based awards that do not vest unless certain targets that are tied to the Company's performance are met. The amounts recognized in the above table are consistent with the estimate of aggregate compensation cost to be recognized under the provisions of FASB ABC Topic 718 which considers that certain performance conditions will not be met based on current expectations. Total compensation expense derived from option awards granted in Fiscal 2008, assuming that the highest level of performance conditions will be achieved, are as follows: Mr. Rogers—$1,326,100; Mr. Ackerman—$520,000; and Mr. Hofmann—$287,150.

(8)
Mr. Bachicha was not a Named Executive Officer in Fiscal 2008, so no information for that year is reported in this table.

(9)
Neither Ms. Allen nor Mr. Murray was a Named Executive Officer in Fiscal 2008 or Fiscal 2009, so no information for those years is reported in this table.

Grants of Plan-Based Awards in Fiscal 2010 Table

        The following table sets forth certain information regarding awards for fiscal year 2010 under the Company's Bonus Plan and the Amended and Restated Equity Plan for Key Employees of Sealy Corporation and its Subsidiaries. These plans are described more fully under "Executive Compensation Discussion and Analysis" above.

		Estimated Future Payments Under Non-Equity Incentive Plan Awards
					All Other Stock Awards: Number of Shares of Stock or Stock Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)
Lawrence J. Rogers		0	719,945	1,439,890
Jeffrey C. Ackerman		0	202,212	404,424
G. Michael Hofmann		0	137,693	275,586
Louis R. Bachicha		0	137,693	275,586
Jodi L. Allen		0	137,693	275,586
	4/14/2010				100,000	366,000
Michael Q. Murray		0	94,388	188,776
	4/14/2010				100,000	366,000

(1)
The amounts in this column are calculated using the grant date fair value measures in accordance with FASB ASC Topic 718 and the same assumptions we use for financial reporting purposes. The impact of estimated forfeitures related to service-based vesting conditions is not included in this calculation, in accordance with SEC rules. As a result, these amounts do not reflect the amount of compensation actually received by the Named Executive Officer during the fiscal year. The basis and assumptions for the valuation of these restricted stock units is set out in Footnote 2 to Sealy's Consolidated Financial Statements contained in Sealy's Form 10-K for the fiscal year ended November 28, 2010.

Outstanding Equity Awards at 2010 Fiscal Year End Table

        The following table reflects outstanding vested and unvested stock options held by the Named Executive Officers as of the end of fiscal year 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable (1)		Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested (#)		Market Value of Shares or Units That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested Awards (#)(3)	Equity Incentive Plan Awards: Market or Payout of Unearned Shares, Units or Other Rights That Have Not Vested Awards ($)(2)
Lawrence J. Rogers						97,324	(4)	$298,785
									199,154	$611,403
						3,246,903	(5)	$9,967,992
	198,002	—		$0.15	4/6/2014
	160,499	—		$4.36	7/20/2014
	112,329	74,887	(6)	$4.36	7/20/2014
	29,076	2,644	(7)	$12.05	4/6/2016
	9,207	837	(7)	$12.47	4/19/2016
	6,058	551	(8)	$12.47	7/18/2016
	129,020	—	(9)	$11.29	12/22/2016
	—	97,482	(6)	$11.29	12/22/2016
	37,777	4,723	(9)	$6.74	3/3/2015
	150,000	150,000	(10)	$5.16	7/22/2015
	83,333	41,667	(11)	$1.64	11/23/2015
Jeffrey C. Ackerman									79,662	$244,562
						1,664,139	(12)	$5,108,907
	29,615	64,616		$12.05	4/6/2016
	8,606	—	(13)	$12.05	4/6/2016
	107,382	3,905	(6)	$12.05	4/6/2016
	24,720	670	(14)	$12.05	4/27/2016
	4,680	720	(7)	$9.51	7/18/2016
	87,153	—	(9)	$11.29	12/22/2016
	—	65,848	(6)	$11.29	12/22/2016
	35,555	4,445	(9)	$6.74	3/3/2015
	160,000	80,000	(11)	$1.64	11/23/2015
G. Michael Hofmann									33,192	$101,899
						1,141,125	(12)	$3,503,254
	203,532	—		$1.43	4/6/2014
	101,982	—		$4.36	7/20/2014
	100,515	67,011	(6)	$4.36	7/20/2014
	24,859	2,260	(7)	$12.05	4/6/2016
	7,872	716	(7)	$12.47	4/19/2016
	5,178	472	(8)	$12.47	7/18/2016
	11,429	—		$11.29	12/22/2016
	—	8,571	(9)	$11.29	12/22/2016
	22,222	2,778	(9)	$6.74	3/3/2015
	80,000	40,000	(11)	$1.64	11/23/2015					—
Louis R. Bachicha									16,596	$50,950
						950,937	(12)	$2,919,377
	13,398	—		$0.15	4/6/2014
	24,650	—		$1.43	4/6/2014
	105,650	—		$2.41	4/6/2014
	15,783	10,523	(6)	$4.36	7/20/2014
	11,392	—		$4.36	10/6/2014
	5,594	5,165	(6)	$4.36	10/6/2014
	12,562	1,142	(7)	$12.05	4/6/2016
	3,978	362	(7)	$12.47	4/19/2016
	2,616	239	(8)	$12.47	7/18/2016
	11,111	1,389	(9)	$6.74	3/3/2015
	40,000	20,000	(11)	$1.64	11/23/2015
Jodi L. Allen						100,000	(15)	$307,000
						380,375	(15)	$1,167,751
Michael Q. Murray									16,596	$50,950
						713,202	(12)	$2,189,530
						100,000	(15)	$307,000
	13,359	—		$0.20	4/6/2016
	4,031	—		$1.43	4/6/2016
	9,552	—		$4.36	7/20/2014
	7,378	4,919	(6)	$4.36	7/20/2014
	2,187	200	(7)	$12.05	4/6/2016
	695	64	(7)	$12.47	4/19/2016
	458	42	(8)	$12.47	7/18/2016
	4,444	556	(9)	$6.74	3/3/2015
	6,667	3,333	(11)	$1.64	2/26/2016
	16,667	8,333	(11)	$2.15	11/26/2015

(1)
All options set forth in this table have a grant date that is ten years prior to the referenced expiration date, except for grants made with an exercise price of $6.74, $5.16 and $1.64 which have grant dates that are 7 years prior to the referenced expiration date.

(2)
The value of these shares or share units was calculated based on the closing price of the Company's stock ($3.07) at the end of the Company's 2010 fiscal year end.

(3)
These are Performance Restricted Stock Units. They vest if the individual remains an employee of the Company through February 28, 2012. The number of units delivered upon vesting depends on the Company's Adjusted EBITDA performance in fiscal years 2009, 2010 and 2011. One-third of the grant will be paid at vesting if the Company's highest annual Adjusted EBITDA during any of those fiscal years is $157 million, two-thirds will be paid if the highest Adjusted EBITDA is $181 million and the full grant will be paid if the Company's Adjusted EBITDA in any of those fiscal years reaches $200 million.

(4)
Two-thirds of these restricted shares vested on July 22, 2010 and the remainder will vest if Mr. Rogers is a Company employee on July 22, 2011.

(5)
These numbers reflect the number of shares assuming that the grant fully accretes. The number of shares underlying these RSUs accretes at an annual rate of 8%, compounded semi-annually, until the RSUs are vested or forfeited. Approximately 48% of these RSUs will vest in June 2011 and the remainder in June 2012, if the individual remains with the Company until then.

(6)
Unvested options vest on eighth anniversary of their grant, if grantee is continuously employed by Sealy, its subsidiaries or its affiliates.

(7)
Options vest in equal monthly installments over the 60 months from grant date.

(8)
Options vested 5% on date of grant; remainder vest ratably over 57 months.

(9)
Options vest in equal monthly installments over the 36 months from grant date.

(10)
Options vested 25% on each of the first four anniversaries of the grant date.

(11)
Options vested 1/3rd on each of the first three anniversaries of the grant date.

(12)
These RSUs will vest on the anniversary of their grant date in the following years and in approximately the following amounts: 31% in 2011, 33% in 2012 and 36% in 2013, if the individual remains with the Company until then.

(13)
Options vest in equal monthly installments over the 57 months from grant date.

(14)
Options vested 25% on the grant date and the remainder vest in equal monthly installments over the 57 months from grant date.

(15)
One third of these RSUs will vest on the anniversary date of the grant in each of 202, 2012 and 2013, if the individual remains with the Company until then.

Option Exercises and Stock Vested in Fiscal Year 2010 Table

        The following table reflects the fact that there were no stock option exercises by the Named Executive Officers during fiscal year 2010 and presents the information on the shares acquired by the Named Executive Officers the upon the lapsing of the restrictions that occurred in fiscal year 2010 on restricted stock or RSU awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value of Shares Realized Upon Vesting ($)
Lawrence J. Rogers(1)	—	—	1,636,780	$4,883,178
Jeffrey C. Ackerman	—	—	473,200	$1,443,260
G. Michael Hofmann	—	—	324,480	$989,664
Louis R. Bachicha	—	—	270,400	$824,720
Jodi L Allen	—	—	108,160	$292,032
Michael Q. Murray	—	—	202,800	$618,540

(1)
Mr. Rogers shares acquired upon vesting includes 1,442,133 shares from Restricted Stock Units with a value at receipt of $4,398,506 and 194,647 shares from restricted shares with a value at receipt of $484,672. The shares received by all other Named Executive Officers were received from Restricted Stock Units.

Pension Benefits Table

        No table is included for defined benefit pension or similar plans, since none of the Named Executive Officers are covered by such a plan.

Nonqualified Deferred Compensation for Fiscal Year 2010 Table

        The following table reflects contributions, earnings, withdrawals and end-of-year balances under the Company's nonqualified deferred compensations plan. The applicable plan is the Sealy Benefit Equalization Plan, which is more fully described under "Executive Benefits and Perquisites" above.

Name	Executive Contributions In Last FY ($)(1)	Registrant Contributions In Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Lawrence J. Rogers	$0	$5,750	$11,282	$0	$102,758
Jeffrey C. Ackerman	$0	$5,750	$2,078	$0	$20,720
G. Michael Hofmann	$0	$3,050	$970	$0	$23,488
Louis R. Bachicha	$0	$3,050	$126	$0	$5,021
Jodi L. Allen	$0	$0	$0	$0	$0
Michael Q. Murray	$0	$0	$0	$0	$0

(1)
Executives have no ability to elect to defer any amounts under this program. The only amounts contributed are from the Company under the Sealy Benefit Equalization Plan.

(2)
Represents registrant contribution for the 2010 Plan Year to be allocated to executive's accounts in 2011. The amounts in this column are included in the "All Other Compensation" column for 2010 in the "Summary Compensation Table" above.

Potential Payments upon Termination or Change in Control

        Termination Without Cause or Resignation For Good Reason.    Each of our Named Executive Officers has an employment agreement with a perpetual one-year term, except for the Chief Executive Officer whose agreement has a perpetual two-year term. The employment agreements specify minimum salaries and annual bonus opportunities. For purposes of the employment agreements, the following result in "Cause" or "Good Reason":

        "Cause" exists if the employee:

  •
  Commits a felony;

  •
  Materially breaches or defaults on the employment agreement; or

  •
  Either grossly negligently or willfully causes material economic harm to Sealy or materially adversely effects Sealy's operations, property or business.

        "Good Reason" exists if any of the following occurs:

  •
  Material reduction in the employee's salary or target annual bonus percentage or maximum annual bonus percentage applicable to the employee under the Bonus Plan;

  •
  Material reduction in the employee's position, authority or office;

  •
  Material reduction in the employee's responsibilities or duties;

  •
  Material adverse change in the employee's benefits;

  •
  Requiring a relocation of the employee's principal place of work to a place which reasonably would necessitate the relocation of the employee's principal residence;

  •
  Material breach of the employment agreement by Sealy; or

  •
  If a purchaser of substantially all of Sealy's assets does not assume the employment agreement.

        The timing and benefits provided by the employment agreement differ based on the reason for the termination as follows:

  •
  Termination by Sealy for "Cause" or upon employee's death or permanent disability

  •
  Immediate termination

  •
  No benefit under employment agreement

  •
  Resignation by the employee "Without Good Reason"

  •
  Thirty day prior notice of resignation

  •
  No benefit under employment agreement

  •
  Resignation by the employee for "Good Reason"

  •
  Immediate Notice

  •
  Benefits under employment agreement described below

  •
  Termination by Sealy "Without" Cause

  •
  Thirty days prior notice of termination

  •
  Benefits under employment agreement described below

        In the event of a resignation for "Good Reason" or a termination "Without" Cause involving an employee with an employment agreement, the employee will be entitled for one year thereafter (two years in the case of Mr. Rogers) to:

  •
  Continue to receive his annual base salary (at the highest rate in effect during the past year);

  •
  Participate in our annual bonus plan provided that Sealy shall pay:

  •
  A pro-rata portion of the employee's bonus for the year of termination, and

  •
  The employee's applicable target annual bonus for the remainder of the employment term

  •
  Receive benefits, including medical, dental and life insurance which would otherwise be available to him during his employment; and

  •
  Receive up to one year of outplacement services from a nationally recognized executive outplacement firm (except Mr. Rogers).

        These agreements also contain confidentiality and non-competition covenants and other terms and conditions customary to executive employment agreements.

        The following table provides the value of the benefits each of the Named Executive Officers would have received if their employment had been terminated on the last day of fiscal year 2010 and such termination was either a termination by Sealy "Without" Cause or a resignation by the employee "For" Good Reason. The actual amount of termination benefits can only be determined at the time of the executive's separation from Sealy. Further, the Compensation Committee retains discretion to provide additional benefits to senior executives upon termination or resignation if it determines the circumstances so warrant.

TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON

	Rogers	Ackerman	Hofmann	Bachicha	Allen	Murray
Salary Continuation	$1,460,000	$371,520	$309000	$309,000	$309,000	$304,233
Bonus	$1,460,000	$204,336	$139,050	$139,050	$139,050	$97,354
Earned Vacation	$28,077	$24,292	$19,015	$15,450	$11,290	$9,361

TOTAL CASH	$2,948,077	$600,148	$467,065	$463,500	$459,340	$410,948
Health Coverage	$14,592	$7,296	$7,296	$7,296	$7,296	$7,296
Life Insurance	$2,640	$737	$612	$612	$612	$483
Disability Insurance	$1,904	$0	$0	$0	$0	$0
Outplacement	$40,000	$8,500	$8,500	$8,500	$8,500	$8,500
TOTAL BENEFITS	$59,136	$16,533	$16,408	$16,408	$16,408	$16,279

TOTAL	$3,007,213	$616,681	$483,473	$479,908	$475,748	$427,227

        Termination Resulting from Death or Permanent Disability.    In the event of a termination of an employee's employment by reason of death or permanent disability, all of the employee's unvested Sealy stock options will become immediately exercisable. The following table quantifies for each of the Named Executive Officers the value of his unvested stock options and RSUs that would have vested if his employment had terminated on the last day of fiscal year 2010 as a result of his death or permanent disability. The amounts for acceleration of stock options are based on the difference between the vesting options' exercise price and the closing share price for Sealy shares at the end of fiscal year 2010.

TERMINATION RESULTING FROM DEATH OR PERMANENT DISABILITY

	Rogers	Ackerman	Hofmann	Bachicha	Allen	Murray
Value of Accelerated Option Vesting(1)	$59,584	$114,400	$57,200	$28,600	$0	$12,433
Value of Accelerated Restricted Stock and Units Vesting(1)	$10,266,777	$5,108,907	$3,503,254	$2,919,377	$1,473,600	$2,496,530
Value of all Accelerated Options, Restricted Stock and Units Vesting(1)	$10,326,361	$5,223,307	$3,560,454	$2,947,977	$1,473,600	$2,508,963

(1)
Based on the fiscal 2010 year-end NYSE closing price for Sealy shares of $3.07 per share.

        Change in Control Benefits.    Under Sealy's stock option grant, restricted stock unit grant and restricted stock grant agreements, upon a change in control at Sealy, all unvested time-based stock options and RSUs will fully vest and unvested performance-based options and RSUs will fully vest if certain Sealy performance targets have been achieved by Sealy or a certain predetermined level of return has been achieved by KKR, Sealy's major shareholder. Those option agreements define a change of control of Sealy as (i) a sale resulting in more than 50% of the voting stock of Sealy being held by a person or group that does not include KKR or its affiliates; (ii) the sale of all or substantially all of the assets of Sealy to an entity unrelated to KKR ("Unaffiliated Entity"); or (iii) a merger, consolidation, recapitalization or reorganization of Sealy with or into an Unaffiliated Entity; in each case if and only if as the result of any of the foregoing events KKR loses the ability without the approval of the Unaffiliated Entity, to elect a majority of the Board (or the Board of Directors of the resulting entity or its parent company). The single trigger for option vesting upon a change in control has been an element of Sealy's employee stock option agreements for many years. KKR still holds over 47% of the Company's Common Stock. These options were granted at a time that the Company was a controlled company. The trigger is consistent with the trigger for payments included in the stock option plans of many other controlled companies, including companies controlled by KKR. We believe that reasonable change in control benefits are appropriate to protect an employee against some circumstances over which he or she does not have control and as consideration for the promises of non-competition, non-solicitation and non-interference that we require in our employment agreements. Furthermore, we believe change in control severance payments align employee and shareholder interests by enabling employees to evaluate a transaction in the best interest of our shareholders and our constituents without undue concern over whether the transaction may jeopardize the employee's own employment. The following table quantifies for each of the Named Executive Officers the value of his unvested stock options that would have vested if such a change in control had occurred on the last day of fiscal year 2010. These amounts are based on the difference between the vesting stock options' exercise price and the closing share price for Sealy shares at the end of fiscal year 2010. This table also assumes that KKR's level of return to fully vest the performance options would have been achieved in the change in control.

BENEFITS TRIGGERED BY A CHANGE IN CONTROL

	Rogers	Ackerman	Hofmann	Bachicha	Allen	Murray
Value of Accelerated Option Vesting(1)	$59,584	$114,400	$57,200	$28,600	$0	$12,433
Value of Accelerated Restricted Stock and Units Vesting(1)	$10,266,777	$5,108,907	$3,503,254	$2,919,377	$1,473,600	$2,496,530
Value of all Accelerated Options, Restricted Stock and Units Vesting(1)	$10,326,361	$5,223,307	$3,560,454	$2,947,977	$1,473,600	$2,508,963

(1)
Based on the fiscal 2010 year-end NYSE closing price for Sealy shares of $3.07 per share.

BENEFICIAL OWNERSHIP OF COMMON STOCK

        The following table provides information regarding the beneficial ownership of our common stock as of February 22, 2011 by:

  •
  each person who is known by us to beneficially own more than 5% of each class of our common stock;

  •
  our Named Executive Officers;

  •
  each of our directors; and

  •
  all directors and executive officers as a group.

        A person is a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of the security, or "investment power," which includes the power to dispose of or to direct the disposition of the security. Unless otherwise noted in the footnotes to the following table, the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock. A person is also deemed to be a beneficial owner of any securities that person has a right to acquire within 60 days. The percentage of outstanding shares is based on the shares of common stock outstanding as of February 22, 2011. Shares subject to option grants that have vested or will vest within 60 days are deemed outstanding for calculating the percentage ownership of the person holding the options, but are not deemed outstanding for calculating the percentage ownership of any other person. In addition, shares of our common stock underlying our convertible notes that are convertible within 60 days are deemed outstanding for calculating the percentage ownership of the person holding the convertible notes that are convertible into shares of our common stock, but are not deemed outstanding for calculating the percentage ownership of any other person. Unless otherwise indicated, the address of each person named in the table below is c/o Sealy Corporation, One Office Parkway Trinity, North Carolina 27370.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Name of Beneficial Owner	Beneficial Ownership of Common Shares With Voting Rights		Beneficial Ownership of Common Shares That Can Be Sold But Not Voted	Shares from Options Exercisable, RSU Lapses & Notes Convertible within 60 days(1)	Percent of Class
5% Stockholder
KKR Millennium GP LLC(2)	46,625,921			105,565,955	74.7%
FMR LLC(3)	889,080		12,702,026		12.3%
Franklin Resources, Inc.(4)	7,884,645			—	8.1%
Penza Investment Management LLC(5)	4,989,857		1,609,039		6.6%
Directors and Executive Officers
Simon E. Brown(6)	—			—	*
Deborah G. Ellinger	—			—	*
James W. Johnston(6)	10,606			51,727	*
Gary E. Morin	10,408			51,277	*
Dean B. Nelson(2)(6)	46,625,921			105,718,009	74.8%
Paul J. Norris(6)	—			143,533	*
John B. Replogle	—			—	*
Richard W. Roedel(6)	5,408			40,000	*
Jeffrey C. Ackerman	300,557			483,548	*
Jodi L. Allen	—			33,333	*
Louis R. Bachicha	163,826			256,700	*
Carmen J. Dabiero	124,941			78,277	*
G. Michael Hofmann	226,768			593,315	*
Michael Q. Murray	117,538			100,852	*
Lawrence J. Rogers	1,046,534	(7)		924,056	2.0%
All directors and executive officers as a group (15 persons)(8)	48,632,507			108,474,627	76.1%

*
Less than 1%.

(1)
A combination of shares of our common stock underlying stock options held by these individuals that are exercisable within 60 days of February 22, 2011, shares of our common stock underlying Restricted share units held by these individuals where the restriction lapses within 60 days of February 22, 2011 and shares of our common stock underlying our Convertible Notes held by these individuals that are convertible within 60 days of February 22, 2011. Shares of stock underlying stock options exercisable within 60 days included above are as follows: Mr. Johnston—40,000, Mr. Morin—40,000, Mr. Roedel—40,000, Mr. Ackerman—467,181, Mr. Bachicha—249,8665, Mr. Dabiero—78,2777, Mr. Hofmann—563,815, Mr. Murray—66,310, Mr. Rogers—924,056 (all directors and executive officers as a group 2,469,505). Shares from lapsing RSUs are as follows:

  Ms Allen 33,333 and Mr. Murray 33,333 (all directors and executive officers as a group 66,666). Shares of stock underlying Convertible Notes included above are as follows: Mr. Johnston—11,727, Mr. Morin—11,277, Mr. Nelson—105,718,009, Mr. Norris—143,533, Mr. Ackerman—16,367, Mr. Bachicha—6,834, Mr. Hofmann—29,500, Mr. Murray—1,209, (all directors and executive officers as a group 105,938,454).

(2)
Based solely on a Schedule 13D filed on October 13, 2009 by this beneficial owner, shares shown as beneficially owned, reflect shares of common stock owned of record by Sealy Holding LLC., which is owned by KKR Millennium Fund L.P. As well as the shares of common stock which are subject to issuance upon conversion of the Convertible Notes that it holds. Each of KKR Millennium GP LLC is the general partner of KKR Associates Millennium L.P., which is the general partner of the KKR Millennium Fund L.P., Fund Holdings, Fund Holdings GP, Group Holdings, KKR & Co., KKR Management and Henry R. Kravis and George R. Roberts may be deemed to have or share beneficial ownership of the shares of Common Stock beneficial owned by Sealy Holding LLC. KKR Partners, III, L.P. is also a member of Sealy Holding LLC. The address of KKR Millennium GP LLC and each individual listed above is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.

(3)
Based solely on a Schedule 13G filed on February 14, 2011 by this beneficial owner, shares shown as beneficially owned by FMR LLC., a Delaware corporation, and Edward C. Johnson 3d reflect shares of common stock owned by each of them over which holds each holds sole power to vote and sole power to dispose. They each have the sole power to vote 889,080 shares of Sealy's Common Stock and sole power to sell 13,591,106 shares of Sealy's Common Stock. Edward C. Johnson 3d, Chairman of FMR LLC, and his family through their ownership of voting common shares and the execution of a shareholders' voting agreement may be deemed to form a control group with respect to FMR LLC. FMR LLC is a parent holding company. Two of its holdings, Fidelity Advisors High Income Advantage Fund, a registered investment company, beneficially owns 5,702,026 shares of Sealy's Common Stocks and Fidelity Mid-Cap Stock Fund, a registered investment company, beneficially owns 7,000,000 shares of Sealy's Common Stock. Edward C. Johnson 3d and FMR LLC each disclaims sole power to vote the shares owned by Fidelity funds, which power resides in the Funds' board of trustees. The principal business address for FMR LLC., Edward C. Johnson 3d, Fidelity Advisors High Income Advantage Fund, and Fidelity Mid-Cap Stock Fund is 82 Devonshire Street Boston, Massachusetts 02109.

(4)
Based solely on a Schedule 13G filed on February 9, 2010 by this beneficial owner, shares shown as beneficially owned by Franklin Templeton Investment Corp., a Canadian corporation, reflect shares of common stock owned by it over which holds sole power to vote and sole power to dispose; Franklin Resources Inc., a Delaware corporation, which serves as an investment manager for Franklin Templeton Investment Corp., as well as Charles B. Johnson and Rupert H. Johnson, Jr., who are the principal shareholders of Franklin Resources Inc., may each be deemed to share beneficial ownership of any shares beneficially owned by Franklin Templeton Investment Corp, but each disclaims such beneficial ownership. The address for Franklin Templeton Investment Corp. is 200 King street West, Suite 1500, Toronto, Ontario, Canada M5H3T4, and the address for Franklin Resources Inc. and Messrs. Johnson and Johnson is One Franklin Parkway, San Mateo, California 94403-1906.

(5)
This information is based on the Schedule 13G filed on February 11, 2011 by the beneficial owner and on information provided to Sealy by this beneficial holder. These securities are owned by various individual and institutional investors which Penza Investment Management, LLC ("Penza") serves as investment adviser with power to direct investments and/or sole power to vote the securities. Penza has sole power to vote 4,989,857 shares of Sealy's Common Stock and sole power to sell 6,598,896 shares of Sealy's Common Stock. For purposes of reporting requirements of the Securities Exchange Act of 1934, Penza is deemed to be a beneficial owner of such securities. The address for Penza Investment Management, LLC is 120 West 45th Street, 20th Floor New York, New York 10036.

(6)
Sealy current non-employee directors on February 22, 2011 held a total of 280,875 Sealy share units as a result of deferring all or a portion of their director fees under the Sealy Director's Deferred Compensation Plan. The growth of these units is tied directly to the growth in value of Sealy's shares. After a director leaves Sealy's Board of Directors, these units may ultimately be paid at the Company's election in Sealy shares or the then cash equivalent thereof. As of February 22, 2011, the following current directors held the indicated number of Sealy share units: Mr. Brown—9,514; Mr. Johnston—28,943; Mr. Nelson—74,843; Mr. Norris—67,615; and Mr. Roedel—99,957.

(7)
Includes 97,324 restricted shares granted to Mr. Rogers in July 2008.

(8)
Sealy's executive officers as of February 22, 2011 consisted of Messrs. Rogers, Ackerman, Hofmann, Bachicha, Dabiero, Murray and Ms. Allen.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our outstanding common stock to file reports of beneficial ownership with the SEC and to furnish us with copies of the reports. Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us during our fiscal year ended November 29, 2010, no individuals failed to file on a timely basis any reports required by Section 16(a) of the Exchange Act in Fiscal 2010.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

        During fiscal 2010, the Company incurred costs for consulting services rendered by KKR (who controlled approximately 48% of our issued and outstanding common stock at November 28, 2010) and KKR Capstone (a consulting company that works exclusively with KKR's portfolio companies) of $1.9 million. We also participated in a lease arrangement with a KKR affiliate for our Clarion facility for a six month initial term with two six month renewal options available. We received lease income on this property of an insignificant amount during fiscal 2010.

Review and Approval of Related Party Transactions

        Our Audit Committee, as set forth in its charter has responsibility to review and approve related party transactions. The Audit Committee reviewed and approved each of the related party transactions in fiscal 2010 as listed above.

OTHER MATTERS

Householding of Annual Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement and annual report may have been sent to multiple stockholders in your household unless contrary instructions have been received by such stockholders. If at any time, you would like to receive a separate proxy statement and annual report, we will promptly deliver a separate copy of either document to you upon written or oral request to: Corporate Secretary, Sealy Corporation, One Office Parkway, Trinity, North Carolina 27370, telephone: (336) 861-3500. If you want to receive separate copies of the proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.sealy.com) and click on "Investor Relations" under the "About Sealy" heading. Copies of our Annual Report on Form 10-K for the year ended November 28, 2010, including financial statements and schedules thereto, filed with the SEC are also available without charge to stockholders upon written request addressed to: Corporate Secretary, Sealy Corporation, One Office Parkway, Trinity, North Carolina 27370.

********************

        It is important that your shares be represented at the Annual Meeting, even if you do not attend and regardless of the number of shares that you hold. YOU, THEREFORE, ARE URGED TO VOTE YOUR SHARES ON THE INTERNET, BY PHONE OR BY MAILING IN YOUR PROXY CARD IF YOU REQUESTED A PAPER COPY OF THIS PROXY STATEMENT. Stockholders who are present at the Annual Meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By order of the Board of Directors

Michael Q. Murray
Senior Vice President, General Counsel & Secretary

March 4, 2011
Trinity, North Carolina

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 6:00 a.m., Eastern Time, on April 14, 2011.

Vote by Internet
• Log on to the Internet and go to
www.envisionreports.com/ZZ
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A   Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3, and for THREE YEARS in Proposal 4.

1. Election of Directors:	For	Withhold

01 - Simon E. Brown	☐	☐

02 - Deborah G. Ellinger	☐	☐

03 - James W. Johnston	☐	☐

04 - Gary E. Morin	☐	☐

05 - Dean B. Nelson	☐	☐

06 - Paul J. Norris	☐	☐

07 - John B. Replogle	☐	☐

08 - Richard W. Roedel	☐	☐

09 - Lawrence J. Rogers	☐	☐

For	Against	Abstain
2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal (year ending November 27), (2011).	☐	☐	☐

3. An advisory vote on executive compensation.	☐	☐	☐

1 Yr	2 Yrs	3 Yrs	Abstain
4. An advisory vote on the frequency of holding an advisory vote on executive compensation.	☐	☐	☐	☐

5. In their discretion, to vote upon such other business as may properly come before the meeting.

B   Non-Voting Items

Change of Address — Please print new address below.

C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign as your name appears hereon.  If shares are held jointly, all holders must sign.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If a corporation, please sign in full corporate name by president or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Computershare, so your shares will be represented at the Annual Meeting.   If you vote by telephone or Internet, it is not necessary to return this proxy card.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Sealy Corporation

This Proxy is Solicited on behalf of the Board of Directors

The undersigned hereby appoints Jeffrey C. Ackerman and Michael Q. Murray, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all the Common Shares of Sealy Corporation held of record by the undersigned on February 22, 2011, at the Annual Meeting of Shareholders to be held on April 14, 2011, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present.

Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March 4, 2011, is hereby acknowledged.

This proxy when properly exercised will be voted as specified by the shareholder.  If no specifications are made, the proxy will be voted to elect the nominees described in item 1, FOR proposals 2 and 3, and for EVERY THREE YEARS on proposal 4.

PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE - NO POSTAGE NECESSARY.